Exhibit 2.1

EXECUTION COPY

BRANCH PURCHASE AGREEMENT

By and Among

TIERONE BANK,

TIERONE CORPORATION

and

GREAT WESTERN BANK

Dated as of September 3, 2009

Table of Contents

i

ii

iii

In accordance with Item 601(b)(2) of Regulation S-K, TierOne Corporation has omitted the seller disclosure letter, which qualifies those representations, warranties or covenants of the Seller identified as being so qualified in the Branch Purchase Agreement, and the purchaser disclosure letter, which qualifies those representations, warranties or covenants of the Purchaser identified as being so qualified in the Branch Purchase Agreement, and the exhibits and schedules listed below.  TierOne will furnish the omitted disclosure letters, exhibits and schedules to the U.S. Securities and Exchange Commission upon request.

Exhibits

Annex A	Branch Offices
Exhibit 4.24	Form of Landlord’s Consent
Exhibit 4.25	Form of Tenant’s Estoppel Certificate
Exhibit 4.28(c)	Form of Omnibus Assignment of Loans and Loan Documents
Exhibit 4.28(d)	Form of Assignment of Loans and Loan Documents
Exhibit 4.30	Form of Power of Attorney
Exhibit 4.33	Form of ATM Lease Agreement
Exhibit 4.34	Form of Participation Agreement
Exhibit 11.1(a)	Form of Bill of Sale and Assignment
Exhibit 11.1(b)(i)	Form of Special Warranty Deed
Exhibit 11.1(b)(ii)	Form of Assignment and Assumption of Landlord Leases
Exhibit 11.1(b)(iii)	Form of Tenant Notice
Exhibit 11.1(c)(i)	Form of Assignment and Assumption of Tenant Leases
Exhibit 11.1(m)	Financing Statements
Exhibit 11.2(a)	Form of Instrument of Assumption of Assumed Liabilities

Schedules

1.3(b)(iv)	Criteria for Determining a Customer’s Primary Relationship
1.5(b)(i)	Deposit Premium Calculation
1.8	Purchase Price Allocation Methodology
4.3(a)	Approvals and Consents
4.8	Transition Procedures
4.20(a)	Specified Localities
11.1(c)(iii)	Landlord Consents

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INDEX OF DEFINED TERMS

Page

1-4 Family Residential Loans	3
2006 Participation Agreement	24
2nd MTG Residential Loans	3
ACH	8
ACM	21
Affiliates	61
AG Operating Loans	3
AG Real Estate Loans	3
Agreed Rate	13
Agreement	1
Applicable Laws	16
Assets	1
Assigned Permits	5
Assignment and Assumption of Landlord Leases	58
Assignment and Assumption of Tenant Leases	59
Assignment of Loan Documents	47
Assumed Liabilities	8
ATM	1
ATM Lease Agreement	49
Automated Accounts	8
Automated Items	8
Automobiles	3
Book Value Schedule	41
Branch Account	28
Branch Account Report	28
Branch Business	14
Branch Deposits	8
Branch Financial Information	21
Branch Offices	1
Business Day	12
Business/Commercial Loans	3
Cash	1
Closing	55
Closing Date	55
COBRA	52
Code	6
Commercial Real Estate Loans	3
Comparable Position	50
Confidentiality Agreement	35
Contracts	5
Court Order	16
Deductible	64
Deposit Premium	11

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Deposits	8
Disagreement	12
Employee Benefit Plan	7
Employee Coverage Effective Date	51
Employees	50
Employment Effective Date	50
Encumbrances	17
Environmental Laws	21
Equity Line of Credit Loans	3
ERISA	6
ERISA Affiliate	6
Estimated Cash	10
Estimated Deposits	10
Estimated Loan Payment	10
Estimated Pro-Rata Adjustment	10
Estimated Target Amount	11
Estimated Transfer Amount	11
Estimation Date	10
Excluded Assets	6
Excluded Deposits	9
Excluded Liabilities	6
Excluded Loans	3
Excluded Owned Real Property	7
Expenses	62
FDIA	28
FDIC	9
Final Allocation	13
Final Deposits	12
Final Settlement Date	12
Final Target Amount	12
Final Transfer Amount	12
Final Transfer Payment	13
GAAP	21
GAP Loans	2
Governmental Entity	16
Governmental Entity Loan	25
Hazardous Material	21
Home Equity Loans	3
Home Improvement Loans	3
Indemnifying Party	63
Indemnitee	63
Independent Expert	54
Injunction	56
Interest Period	13
IRS	13
Landlord Leases	19

Landlord's Consent	44
Leased Personal Property	4
Leased Real Properties	4
Leased Real Property	4
Leasehold Improvements	5
Leases	4
Licensed IP	27
Liquidated Damages Amount	69
Loan Interest	3
Loan Participation and Servicing Agreements	24
Loans	3
Losses	62
Material Adverse Effect	14
Material Employee Benefit Plan	27
Monetary Liens	45
Mortgage	47
Mortgage Loan	46
Mortgaged Property	47
Mortgagor	47
Multi Family Loans	3
Notice of Disagreement	12
Obligor	48
Old Republic Loans	2
Omnibus Assignment of Loan Documents	47
Other Consumer Loans	3
Other Liabilities	8
Owned ATMs	4
Owned Personal Property	4
Owned Real Properties	4
Owned Real Property	4
Parent	1
Parent By-laws	14
Parent Charter	14
Participation Agreement	49
Participation Agreement Transfer Fee	24
Permits	16
Permitted Encumbrances	17
Person	19
Personal Property	4
Post-Closing Schedule	11
Power of Attorney	48
Primary Relationship	9
Properties	20
Proposed Final Allocation	13
Pro-Rata Adjustment	10
Purchaser	1

Purchaser Disclosure Letter	30
Purchaser Indemnified Parties	61
Purchaser Material Adverse Effect	31
Purchaser’s knowledge” or “the knowledge of Purchaser	68
Purchaser's Account	11
Records	5
Required Removal Exceptions	45
Requisite Regulatory Approvals	56
Retirement Accounts	9
Review Period	12
Safe Deposit Box Business	5
Seller	1
Seller By-laws	14
Seller Charter	14
Seller Disclosure Letter	14
Seller GAAP	22
Seller Indemnified Parties	62
Seller Title Notice	45
Seller’s knowledge” or “the knowledge of Seller	68
Seller's Account	11
Specified Instruments	62
Specified Localities	42
Survey	45
Tax Return	55
Taxes	54
Taxpayer Information	39
Tenant Leases	19
Tenant Notice	58
Tenant's Estoppel Certificate	44
Termination Date	66
Third Party	63
Third Party Claim	63
TIN	38
Title Commitment	45
Title Company	45
Title Defect	45
Title Notice	45
Transfer Taxes	54
Transferred Employees	50
UCC Amendment	48
UCC Financing Statement	48
UCC Loan	48
WARN Act	16

BRANCH PURCHASE AGREEMENT

THIS BRANCH PURCHASE AGREEMENT (this “Agreement”), is made this 3rd day of September, 2009, by and among GREAT WESTERN BANK, a bank chartered under the laws of the State of South Dakota (“Purchaser”), on the one hand, and TIERONE BANK, a savings association chartered under federal law (“Seller”), and TIERONE CORPORATION, a corporation formed under the laws of the State of Wisconsin (“Parent”), on the other hand.

WITNESSETH:

WHEREAS, Seller desires to sell, and Purchaser desires to acquire and operate, the branch offices described on Annex A attached hereto (the “Branch Offices”), and in this regard, Seller desires to sell and Purchaser desires to acquire certain assets relating thereto, including certain real and personal property used in the operation of the Branch Offices and certain loans and deposits, all as set forth more fully in this Agreement, upon the terms and conditions set forth herein;

WHEREAS, Seller desires to assign to Purchaser and Purchaser desires to assume and discharge from Seller certain liabilities relating to the Branch Offices, including certain obligations and liabilities relating to the deposits of the Branch Offices, and certain other obligations of Seller, all as set forth more fully in this Agreement, upon the terms and conditions set forth herein; and

WHEREAS, Parent owns all of the issued and outstanding capital stock of Seller and in order to induce Purchaser to execute and deliver this Agreement and to consummate the transactions contemplated hereby, Parent agreed to execute, deliver and perform its obligations under this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and promises herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I
TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 1.1    Purchase and Sale of Assets.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller all of Seller’s right, title and interest in and to the following assets relating to the Branch Offices (collectively, the “Assets”) free and clear of all Encumbrances other than Permitted Encumbrances:

(i)    Cash on Hand.  All petty cash, vault cash, teller cash and automated teller machine (“ATM”) cash and any other cash at the Branch Offices or at the Owned ATMs (to the extent any Owned ATM is not converted pursuant to Section 4.33) (the “Cash”)

as of the Closing Date, subject to the rights of Seller or Purchaser to the cash in Owned ATMs as a lessee pursuant to the ATM Lease Agreement.

(ii)    Loans.

(A)    All of the loans set forth in Section 1.1(a)(ii) of the Seller Disclosure Letter, which includes (1) 1-4 Family Residential Loans, (2) Multi Family Loans, (3) Commercial Real Estate Loans, (4) AG Real Estate Loans, (5) Business/Commercial Loans, (6) AG Operating Loans and (7) loans subject to the Loan Participation and Servicing Agreements (the “Old Republic Loans”);

(B)    Each loan or series of related loans made by the Branch Offices in the ordinary course of business consistent with past practice between the date set forth in Section 1.1(a)(ii) of the Seller Disclosure Letter and ten (10) Business Days before the Closing Date in an aggregate principal amount of $250,000 or greater in each case, if not previously expressly consented to in writing by Purchaser pursuant to Section 4.1(b)(vii), only to the extent expressly approved by Purchaser, in its sole discretion, to be included in the Assets;

(C)    Each loan or series of related loans made by the Branch Offices in the ordinary course of business between the date set forth in Section 1.1(a)(ii) of the Seller Disclosure Letter and the Closing Date in an aggregate principal amount of less than $250,000 and which meet the following criteria at Closing:

(1)    1-4 Family Residential Loans with the collateral securing such loans, and the borrowers’ primary home residence within the states of Iowa, Nebraska, Missouri, South Dakota, Colorado, and Kansas and with all of the following attributes: (I) credit score greater than 650, (II) loan-to-valuation less than 90%, (III) less than 60 days past due, (IV) no pending litigation, (V) no pending borrower bankruptcy and (VI) with a primary customer relationship held by an officer at one of the Branch Offices;

(2)    Multi Family Loans, Commercial Real Estate Loans, AG Real Estate Loans, Business/Commercial Loans, and AG Operating Loans with the collateral and the borrowers’ primary home residence within the states of Iowa, Nebraska, Missouri, South Dakota, Colorado, and Kansas and with all of the following attributes: (I) TierOne credit risk rating of between 1 to 4, (II) loan-to-valuation less than 90%, (III) less than 60 days past due, (IV) no pending litigation, (V) no pending borrower bankruptcy and (VI) with a primary customer relationship held by an officer at one of the Branch Offices;

(D)    the loans purchased from Seller by Purchaser on the Closing Date pursuant to the Participation Agreement (the “GAP Loans”); and

(E)    Each Home Equity Loan, Equity Line of Credit Loan, Home Improvement Loan, Automobile and Other Consumer Loan that is outstanding ten

(10) Business Days prior to the Closing Date with the following attributes: (I) it has been written directly by a branch office, (II) the borrower has a Branch Deposit to be acquired by Purchaser hereunder, (III) loan-to-valuation less than 100%, (IV) less than 30 days past due, (V) no history in the previous 12 months of falling 30 days past due, (VI) credit score greater or equal to 680, (VII) no pending litigation and (VIII) no pending borrower bankruptcy, together with any and all related promissory notes, liens, mortgages, deeds of trust,  instruments, documentation, collateral, security, guarantees, documents, security and pledge agreements, insurance policies, financing statements, participation agreements, intercreditor agreements and other rights and interests, including all balances relating to such loans for which an escrow or other similar account is maintained under the terms of such loans, the (collectively, “Loans”).  Each Loan shall include the interest, fees, premiums, costs and other charges that have accrued on or been charged to the Loans but not received by Seller from the applicable borrower, or any guarantor, surety or other obligor therefor, or otherwise collected by offset, recourse to collateral or otherwise, all as set forth in Seller’s general ledger as of the Closing Date (the “Loan Interest”).  As used in this Agreement, the term “loan” consists of loans and loan participations, or other extensions of credit, including overdrafts (whether specifically extended or courtesy) relating to any Deposits as well as legally binding commitments and obligations to extend credit (including any unfunded or partially funded revolving loans, lines of credit and overdraft lines of credit), and the terms “1-4 Family Residential Loans,” “Multi Family Loans,” “Commercial Real Estate Loans,” “AG Real Estate Loans,” “Business/Commercial Loans,” “AG Operating Loans,” “Home Equity Loans,” “Equity Line of Credit Loans,” “Home Improvement Loans,” “Automobiles” and “Other Consumer Loans” refer to such categories as used by Seller on June 30, 2009 to classify its loans;

provided, that the following shall not be considered Loans and shall not be included in the Assets (the “Excluded Loans”):

(A)    the entire Old Republic Loans in the event of any Counterparty Credit Rating downgrade by Standard & Poor’s to below BBB- for Old Republic International Corporation or any of its subsidiaries that are associated with the Old Republic Loans between the date of this Agreement and the Closing Date, or any default or breach by Old Republic Insured Financial Acceptance Corporation under any Loan Participation and Servicing Agreement or by the insurance provider under the insurance policy referenced therein, including the failure of any such policy to be in effect, in which case any such Loan Participation and Servicing Agreement will also be excluded from the Assets and will not be acquired by Purchaser;

(B)    any loan set forth in Section 1.1(a)(ii) of the Seller Disclosure Letter under the categories of Multi Family Loans, Commercial Real Estate Loans, AG Real Estate Loans, Business/Commercial Loans and AG Operating Loans that has experienced any one of the following prior to the Closing: (1) payoff, discharge or satisfaction of such loan in full, (2) a drop to a Seller risk rating of 6 or below, (3) the loan is the subject of pending litigation, (4) the borrower under such loan has filed a petition for relief under the United States Bankruptcy Code or indicated a refusal to pay the amount due on such loan, (5) collateral securing the loan has been repossessed (or foreclosure proceedings have commenced) or (6) the loan has fallen into arrears of greater than 60 days; and

(C)    any loan set forth in Section 1.1(a)(ii) of the Seller Disclosure Letter under the category of 1-4 Family Residential Loans that has experienced any one of the following prior to the Closing: (1) payoff, discharge or satisfaction of such loan in full, (2) a drop to a Seller risk rating of 5 or below, (3) is the subject of pending litigation, (4) the borrower under such loan has filed a petition for relief under the United States Bankruptcy Code or indicated a refusal to pay the amount due on such loan, (5) collateral securing the loan has been repossessed (or foreclosure proceedings have commenced), (6) the loan has fallen into arrears of greater than 60 days or (7) a drop in the credit score of the borrower under such loan to less than 650.

(iii)    Real Property.  (A) All real property relating to the Branch Offices, including the buildings, improvements and structures thereon and the appurtenances belonging thereto (each, an “Owned Real Property” and, collectively, the “Owned Real Properties”), (B) all real property relating to Branch Offices pursuant to ground leases under which Seller is ground lessee or tenant (each a “Ground Lease” and collectively, “Ground Leases”), including Seller’s ownership interest in all buildings, improvements and structures, and Seller’s leasehold interest in the land that is leased pursuant to any Ground Lease (each a “Ground Leased Property” and collectively, the “Ground Leased Properties”), and (C) all leasehold interests in real property relating to the Branch Offices (each a “Leased Real Property” and, collectively, the “Leased Real Properties”), which Owned Real Properties, Ground Leased Properties, and the Leased Real Properties are identified in Section 1.1(a)(iii) of the Seller Disclosure Letter, and all of Seller’s rights with respect to the occupancy of any and all of the Leased Real Properties and the Ground Leased Properties (“Leases”).

(iv)    Personal Property.  (A) The ATMs listed on Section 1.1(a)(iv)(A) of the Seller Disclosure Letter (the “Owned ATMs”) and (B) (1) the personal property (including any furniture, fixtures, equipment and inventory) located at the Branch Offices on the Closing Date and listed in Section 1.1(a)(iv)(B) of the Seller Disclosure Letter or such personal property acquired by Seller after the date hereof in compliance with Section 4.1 (collectively with the Owned ATMs, the “Owned Personal Property”), (2) the other personal property (including any furniture, fixtures, equipment and inventory) located at the Branch Offices on the Closing Date, which is leased by Seller and listed in Section 1.1(a)(iv)(B) of the Seller Disclosure Letter, or such personal property leased or licensed by Seller after the date hereof in compliance with Section 4.1 (collectively the “Leased Personal Property”).  Any personal property to be conveyed to Purchaser by Seller pursuant to this Section 1.1(a)(iv) is hereinafter referred to as the “Personal Property.”

(v)    Records.  As used in this Agreement, “Records” means all records, documents, data and files (in every format) in Seller’s possession, or in the possession of any of its agents or service providers, at Closing to the extent related to, or utilized by Seller or such agents or service providers to administer, reflect, monitor, evidence or record information respecting the business or conduct of any of the Branch Offices and all such records and documents, data and files (in every format) respecting (A) the Assets (including, with respect to the Loans, all documents executed or delivered in connection with such loan or loan participation, any and all collateral held as security therefor or in which a security interest, lien or mortgage has been granted and any and all guarantees, insurance and credit enhancements and rights of interest relating thereto), (B) the Assumed Liabilities and (C) the Transferred Employees (except confidential employee records which Seller is legally not permitted to transfer to Purchaser and for which consents to release such records to Purchaser shall not have been obtained from the relevant employee after commercially reasonable efforts by Seller to obtain such consent) including all such records maintained on electronic or magnetic media in an electronic data base system of Seller or any of its agents or service providers, or to comply with any applicable federal or state law or governmental regulation to which the Deposits are subject, including but not limited to Federal Reserve Board Regulation E (12 C.F.R. §205), Federal Reserve Board Regulation CC (12 C.F.R. §229) and applicable escheat and unclaimed property laws; provided, however, that for the purposes of this Section 1.1(a)(v), Records shall not include any federal, state, local or foreign income Tax records (including Tax Returns and supporting work papers) covering any period or transaction of Seller or any of the Assets, Branch Offices and Assumed Liabilities.

(vi)    Contracts; Permits.  The contracts set forth in Section 1.1(a)(vi) of the Seller Disclosure Letter, together with any additional contracts entered into by Seller in accordance with Section 4.1(b)(vi) (the “Contracts”) and all the Permits relating to the Owned Real Property, the Ground Leased Property or the Leased Real Property, to the extent assignable (the “Assigned Permits”).

(vii)    Leasehold Improvements.  All leasehold improvements (to the extent not otherwise included as Personal Property and to the extent of Seller’s interest therein) located at the Branch Offices on the Closing Date (the “Leasehold Improvements”).

(viii)    Safe Deposit Box Business.  All assets and property, of any kind, character or description related to the safe deposit box business located at the Branch Offices as of the Closing Date (the “Safe Deposit Box Business”).

(ix)    Other Rights.  All claims, suits, courses of action or other rights of Seller relating to the Assets and the Assumed Liabilities.

(b)    For avoidance of doubt, subject to Section 4.2, Seller shall have the right to retain a copy of all Records, Contracts and Assigned Permits to the extent reasonably necessary in connection with accounting, tax, litigation or regulatory compliance purposes and Seller shall use such Records, Contracts and Assigned Permits only for such purposes.

Section 1.2    Excluded Assets and Liabilities.

(a)    The Assets do not include, and Seller shall retain ownership of all right, title and interest in and to, any asset not identified as an Asset, including the following (the “Excluded Assets”): (i) all Excluded Loans; (ii) any property or asset which is not being transferred pursuant to Section 1.1, including (A) the existing name of Seller or any combination or derivation thereof, (B) all software of Seller, (C) any logos, service marks, trademarks, advertising material, slogans or similar items used on or prior to the Closing Date by Seller or Parent in connection with its business, (D) any refunds, credits or other assets or rights (including interest thereon or claims therefor) with respect to any Taxes paid by Seller, or for which Seller or any of its Affiliates are responsible under this Agreement, relating to the Assets or the Assumed Liabilities, (E) amounts recovered on any loans, loan participations or other extensions of credit that have been charged off prior to the Closing Date, (F) any real property owned, leased or licensed by Seller other than the Owned Real Properties, the Ground Leased Properties and the Leased Real Properties, (G) any insurance policies of Seller relating to any of the Branch Offices, Assets or Employees or (H) any assets arising out of or relating to employee benefits or employee benefit or compensation plans, programs, agreements or arrangements maintained or contributed to (or formerly maintained or contributed to) by Seller, any of its Affiliates or any trade or business (whether or not incorporated) which, together with Seller or any of its Affiliates, would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”), or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (an “ERISA Affiliate”); and (iii) any Excluded Owned Real Property.

(b)    It is understood and agreed that, except as expressly set forth in this Agreement, Purchaser shall not assume or be liable for, and the Assumed Liabilities shall not include, any of the debts, obligations or liabilities of Seller of any kind or nature whatsoever (whether or not accrued or fixed, absolute or contingent, known or unknown), and Seller shall remain and be solely and exclusively liable with regard to such debts, liabilities and obligations, including liabilities and obligations accrued or arising on or prior to the Closing Date relating to the assets, liabilities, leases and contracts, employees and their employment, and the operation of the Branch Offices (collectively, the “Excluded Liabilities”).

(c)    Notwithstanding anything to the contrary in this Agreement, each of the following shall be Excluded Liabilities for purposes of this Agreement:

(i)    all liabilities and obligations under Leases and Contracts to be paid or performed prior to the Closing Date and all liabilities and obligations thereunder to be paid or performed thereafter and which, but for a breach or default by Seller, would not have arisen or would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of such a breach or default by Seller occurring on or prior to the Closing Date;

(ii)    the liabilities for which Seller is responsible under Section 1.4(a), if any;

(iii)    all liabilities or obligations in respect of any Excluded Assets;

(iv)    except for the liabilities or obligations described in Section 1.3(a) of the Seller Disclosure Letter, any liability or obligation (x) arising under Environmental Laws or (y) relating to the presence or release of any Hazardous Materials in, on or beneath any Properties or Assets (or formerly owned or leased property), in each case arising from Seller’s operation of the business or relating to environmental conditions existing on or prior to the Closing Date;

(v)    all liabilities under the WARN Act relating to any non-Transferred Employee;

(vi)    all liabilities for which Seller is responsible pursuant to Section 5.1 or Section 6.1; and

(vii)    all liabilities arising out of, or relating to, employee benefits or employee benefit or compensation plans, programs, agreements or arrangements maintained or contributed to (or formerly maintained or contributed to) by Seller, any of its Affiliates or any ERISA Affiliate, including (w) all liabilities arising under the “employee benefit plans” (within the meaning of Section 3(3) of ERISA) maintained or contributed (or required to be maintained or contributed to) by Seller or any of its Affiliates or any ERISA Affiliate and any other employee benefit plan, program or arrangement or employment agreement in which Employees participate (including without limitation any pension, retirement, profit-sharing, thrift, savings, bonus plan, incentive, stock option or other equity or equity-based compensation, or deferred compensation arrangement, stock purchase, severance pay, retention, change of control, unemployment benefits, sick leave, vacation, salary continuation for disability, hospitalization, health or medical insurance, life insurance, fringe benefit, compensation, flexible spending account or scholarship program, and any employment or severance contract or similar practice, policy or arrangement whether in writing or oral) (each, an “Employee Benefit Plan”), (x) all liabilities arising under Title IV of ERISA, (y) all liabilities with respect to compensation, bonuses and commissions owed to any current or former Employee that are payable with respect to services performed by such individuals prior to their termination of employment or service with Seller or any of its Affiliates and (z) all liabilities with respect to time lost from work prior to the Closing or expenses incurred prior to the Closing with respect to any personal injuries, including workers’ compensation or disability, allegedly arising during their employment or engagement by Seller or any of its Affiliates, regardless of when any such claim is made or asserted.

(d)    As used in this Agreement, “Excluded Owned Real Property” means any Owned Real Property (i) in connection with which any environmental diligence report prepared by a third party prior to the Closing indicates, in the reasonable good faith judgment of Purchaser, a material environmental concern or occupational exposure concern that is likely to result in liabilities or costs in excess of $100,000, and (ii) which Purchaser elects to exclude from the Assets.  Purchaser shall give Seller notice of any Excluded Owned Real Property at least twenty (20) Business Days prior to the Closing.  For the avoidance of doubt, the treatment of the Assets located at, Employees working at and Assumed Liabilities relating to the affected Branch Office shall be as set forth in Section 4.31.

Section 1.3    Assignment and Assumption of Assumed Liabilities.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall assign to Purchaser, and Purchaser shall accept and assume from Seller and shall be solely and exclusively liable for, the liabilities of Seller with respect to the following, but only to the extent that such obligations arise or accrue after the Closing Date (collectively, the “Other Liabilities,”  and, together with the Deposits, the “Assumed Liabilities”):

(i)    the Deposits;

(ii)    the liabilities for which Purchaser is responsible after the Closing Date under Section 1.4(a), if any;

(iii)    obligations under the Leases and Contracts transferred to Purchaser on the Closing Date pursuant to this Agreement;

(iv)    all liabilities for which Purchaser is responsible pursuant to Section 5.1 or Section 6.1.; and

(v)    liabilities or obligations described in Section 1.3(a) of the Seller Disclosure Letter.

(b)    As used in this Agreement, the following terms shall have the following meanings:

(i)    “Branch Deposits” shall mean, as of any given time, all deposits (including but not limited to demand deposit accounts, savings accounts and certificates of deposit): (A) domiciled at any Branch Office including (1) accounts accessible by negotiable orders of withdrawal or other demand instruments, (2) all Retirement Accounts, (3) all deposits through which Seller accepts payments or deposits for credit or deposit to another account and (4) all deposit accounts subject to arrangements between the owner of the account and a third party which directly makes Automated Clearing House (“ACH”)  debits and credits, including social security payments, federal recurring payments, and other payments debited and/or credited on a regularly scheduled basis to or from such accounts (such payments being hereinafter referred to as the “Automated Items” and such accounts being hereinafter referred to as the “Automated Accounts”), (B) any deposit account that is security for or associated with any Loan, (C) deposits held at a branch that is to be retained by Seller that is held at that branch for any customer with a Primary Relationship with one of the Branch Offices, (D) all repurchase agreements together with interest on the deposits, if any, that is accrued but un-posted, that have been issued between Seller and its customers domiciled at any of the Branch Offices and (E) all off-balance sheet sweep accounts, together with interest on the deposits, if any, that is accrued but un-posted to Seller’s general ledger domiciled at any of the Branch Offices.

(ii)    “Deposits” shall mean (A) Branch Deposits listed on Section 1.3(b)(ii) of the Seller Disclosure Letter; (B) Branch Deposits in accounts opened on behalf of a customer by a Branch Office in the ordinary course of business consistent with past practice between the date listed on Section 1.3(b)(ii) of the Seller Disclosure Letter and the close of business on the Closing Date, in each case as such Branch Deposits may be increased or decreased in the ordinary course of business, and in each case provided such Branch Deposits are domiciled at the Branch Offices as of the close of business on the Closing Date; and (C) all of the Branch Deposits not listed on Section 1.3(b)(ii) of the Seller Disclosure Letter that prior to the Closing Date both Seller and Purchaser agree, acting reasonably, should have been listed on Section 1.3(b)(ii) of the Seller Disclosure Letter. Notwithstanding the foregoing, Deposits shall not include any Excluded Deposit.
(iii)    “Excluded Deposits” shall mean (A) Branch Deposits not able to be assumed by Purchaser because of legal impediments; (B) any Branch Deposit account that is security for or associated with any Loan not being acquired by Purchaser, including equity lines of credit or deposit overdraft and collateral Loans not acquired by Purchaser; (C) Branch Deposit accounts of any customer with a Primary Relationship with a branch of Seller that is not one of the Branch Offices; (D) any brokered deposit account; (E) any Branch Deposit account that is involved in any pending or threatened litigation, mediation or arbitration as of the Closing Date; (F) Branch Deposits held in Retirement Accounts, the beneficiary of which has notified Seller or Purchaser of such beneficiary’s objection to Purchaser (or its designee) serving as a trustee or custodian of such account; and (G) Branch Deposits held by Seller itself;

(iv)    “Primary Relationship” shall mean a relationship between a customer, on the one hand, and a branch of Seller or a Branch Office to be acquired by Purchaser, as applicable, on the other hand, based on the criteria set forth in Schedule 1.3(b)(iv) hereto; and

(v)    “Retirement Accounts” shall mean non-discretionary individual retirement accounts and qualified retirement plan accounts for which Seller acts as custodian or trustee.

Section 1.4    Adjustment for Income, Expenses and Fees.

(a)    All items of income, operating expenses and fees relating to the Assets and Assumed Liabilities, whether or not accrued or prepaid prior to the Closing Date (including rents, safe deposit fees, utility payments, payments under Contracts, Leases and Assigned Permits, all Taxes that are imposed on a periodic basis with respect to the Assets or the Assumed Liabilities (including personal property taxes and non-delinquent real property taxes), any fees paid or payable to Seller with respect to the Loans or the Retirement Accounts (to the extent included in the Assumed Liabilities), and any Federal Deposit Insurance Corporation (“FDIC”) and Depositors Insurance Fund fees or premiums), shall be pro-rated between the parties as of the Closing Date, with Seller responsible for (or entitled to receive, as the case may be) all such items which are allocable to the period on or prior to the Closing Date and Purchaser responsible for (or entitled to receive, as the case may be) all such items which are allocable to the period subsequent to the Closing Date; provided, however, that (i) each of Seller and Purchaser shall be responsible for 50% of any special assessment on the Assets and/or Deposits imposed by the FDIC from the date hereof to and including December 31, 2009 and (ii) Purchaser shall be responsible for 100% of any special assessment on the Assets and/or Deposits imposed by the

FDIC after December 31, 2009.  The aggregate net amount of such proration shall result in an adjustment (the “Pro-Rata Adjustment”) in the calculation of the Estimated Transfer Amount and the Final Transfer Amount as provided for in Section 1.5 and Section 1.7, respectively.  Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be responsible for any portion of a special assessment on the Assets and/or Deposits imposed by the FDIC unless and until the Closing occurs.

(b)    The Pro-Rata Adjustment shall include the dollar amount of all security deposits which Seller has paid to lessors or landlords under the Tenant Leases and Ground Leases as an amount that Seller is entitled to receive (without proration), as indicated in each Assignment and Assumption of Tenant Leases and to the extent confirmed by each Landlord Consent to be executed and delivered by such lessors or landlords under the various Tenant Leases and Ground Leases.

(c)    To the extent that any of the items of income, fees or expenses described in this Section 1.4 are not discovered prior to the preparation of the Post-Closing Schedule, the parties shall cooperate so that Purchaser or Seller, as the case may be, pays any such fee or expense or receives any such income depending upon whether such fee, expense or income relates to the period after, on or before the Closing Date.

(d)    All prorations made pursuant to this Section 1.4 shall be based upon the ratio of the number of days prior to and including the date of Closing related to such item compared to the total number of days related to such item.

Section 1.5    Estimated Transfer Amount.

(a)    Three (3) Business Days prior to the Closing, Seller shall deliver to Purchaser a certificate executed on behalf of Seller by the President or any Vice President of Seller, dated the date of its delivery, (x) stating that there has been conducted under the supervision of such officer a review of all relevant information and data then available, (y) attaching a schedule setting forth Seller’s best estimate of the following, in each case as of the close of business on the date that is five (5) Business Days prior to the Closing (the “Estimation Date”):  (i) the aggregate amount of the Deposits, including (to the extent not reflected in such aggregate amount) any accrued and unpaid interest with respect to such Deposits (the “Estimated Deposits”); (ii) the aggregate gross book value of the Loans, including (to the extent not reflected in such gross book value) all Loan Interest minus an aggregate discount equal to 2.0% of the aggregate gross book value of the Loans (other than the GAP Loans) (for the avoidance of doubt any loan loss reserves attributable to the Loans will not be included in the Assets), including (to the extent not reflected in such book value) all Loan Interest and minus $1,750,000 (as a discount in respect of the GAP Loans) (such book value and Loan Interest, as so adjusted, the “Estimated Loan Payment”); (iii) the aggregate amount of the Cash (the “Estimated Cash”); and (iv) the Pro-Rata Adjustment (the “Estimated Pro-Rata Adjustment”), in the case of clauses (i) through (iv), determined in accordance with Seller GAAP and (z) stating that the attached schedule has been prepared in good faith and in compliance with this Section 1.5.  Each such estimate shall be subject to the prior written approval of Purchaser, which approval shall not be unreasonably delayed, conditioned or withheld.

(b)    In connection with the sale by Seller to Purchaser of the Assets and the assumption by Purchaser of the Assumed Liabilities as provided for herein, at the Closing, (x) if the Estimated Transfer Amount is positive, Seller shall transfer to Purchaser by wire transfer of immediately available funds to an account designated in writing by Purchaser to Seller at least three (3) Business Days prior to the Closing Date (“Purchaser’s Account”), an amount equal to the absolute value of the Estimated Transfer Amount and (y) if the Estimated Transfer Amount is negative, Purchaser shall transfer to Seller by wire transfer of immediately available funds (to an account designated in writing by Seller to Purchaser at least three (3) Business Days prior to the Closing Date) (“Seller’s Account”), an amount equal to the absolute value of the Estimated Transfer Amount.  For purposes of this Agreement:

(i)    “Estimated Target Amount” means an amount equal to the sum of (i) the amount determined in accordance with Schedule 1.5(b)(i) (the “Deposit Premium”), (ii) the Estimated Loan Payment, (iii) the Estimated Cash, (iv) the estimated aggregate book value (net of accumulated depreciation) as of the Closing Date of the Personal Property and the Leasehold Improvements as set forth on the Book Value Schedule delivered pursuant to Section 4.16 and (v) the higher of (x) the estimated aggregate book value (net of accumulated depreciation) as of the Closing Date of each of the Owned Real Properties and (y) the real property tax assessed value of such Owned Real Property, in each case as set forth on the Book Value Schedule delivered pursuant to Section 4.16, plus the Estimated Pro-Rata Adjustment (if such amount is owing to Seller) or minus the Estimated Pro-Rata Adjustment (if such amount is owing to Purchaser).

(ii)    “Estimated Transfer Amount” means the Estimated Deposits minus the Estimated Target Amount.

Section 1.6    Post-Closing Schedule.

(a)    Within forty-five (45) Business Days after the Closing Date, Purchaser shall deliver to Seller a schedule (the “Post-Closing Schedule”) setting forth the actual amount of (i) the aggregate amount of the Deposits, including (to the extent not reflected in such aggregate amount) any accrued and unpaid interest with respect to such Deposits, (ii) the aggregate gross book value of the Loans, including (to the extent not reflected in such book value) all Loan Interest, minus an aggregate discount equal to 2.0% of the aggregate gross book value of the Loans (other than the GAP Loans), including (to the extent not reflected in such book value) all Loan Interest, and minus $1,750,000 (as a discount in respect of the GAP Loans), (iii) the aggregate amount of the Cash, (iv) the aggregate book value (net of accumulated depreciation) of the Personal Property and the Leasehold Improvements, (v) the higher of (x) the aggregate book value (net of accumulated depreciation) as of the Closing Date of each of the Owned Real Properties as set forth on the Book Value Schedule delivered pursuant to Section 4.16 and (y) the real property tax assessed value of such Owned Real Property set forth on Section 2.13(g) of the Seller Disclosure Letter and (vi) the Pro-Rata Adjustment, in each case as of the Closing Date.  Seller shall cooperate with Purchaser in the preparation of the Post-Closing Schedule.  Purchaser shall provide Seller and its independent accountants with reasonable access to the books, records, facilities and personnel of the Branch Offices in a manner which does not unduly disrupt or interfere with the operation of the Branch Offices so that Seller and its independent accountants may review the Post-Closing Schedule.  In each case, such book value shall be determined in accordance with Seller GAAP.  Purchaser agrees that, following the Closing, it will not knowingly take any actions with respect to the books, records, policies and procedures of the Branch Offices that would obstruct or prevent the preparation of the Post-Closing Schedule or the access rights of Seller described in the preceding sentence in any material respect.

(b)    Within thirty (30) calendar days after delivery of the Post-Closing Schedule to Seller (the “Review Period”), Seller may dispute all or any portion of the Post-Closing Schedule by giving written notice (a “Notice of Disagreement”) to Purchaser setting forth in reasonable detail the basis for such dispute (hereinafter called a “Disagreement”).  The failure by Seller to deliver a Notice of Disagreement during the Review Period shall constitute an irrevocable acceptance by Seller of the Post-Closing Schedule in the form delivered by Purchaser.  If Seller delivers a Notice of Disagreement during the Review Period, the parties shall promptly commence good faith negotiations with a view to resolving such Disagreement.  If Purchaser shall not dispute all or any portion of the Notice of Disagreement by giving written notice to Seller setting forth in reasonable detail the basis for such dispute within ten (10) Business Days following the delivery of the Notice of Disagreement, Purchaser shall be deemed to have irrevocably accepted the Post-Closing Schedule as modified by the Notice of Disagreement.

(c)    If Purchaser disputes all or any portion of the Notice of Disagreement within the period specified in the last sentence of Section 1.6(b), and the parties are not able to resolve any Disagreement within fifteen (15) calendar days after the delivery by Purchaser of its dispute of the Notice of Disagreement, such unresolved Disagreement(s) shall be referred to Deloitte & Touche LLP or, if such firm is unavailable or unwilling to act, another nationally recognized accounting firm as to which Purchaser and Seller mutually agree, who shall, acting as accounting experts and not arbitrators, determine the disputed amounts in accordance with this Agreement.  The determination of such firm shall be final and binding upon the parties and the amount so determined shall be used to complete the final Post-Closing Schedule.  Such firm shall render its determination as soon as practicable after referral of the Disagreement.  The fees and expenses of such firm shall be paid one-half (50%) by Purchaser and one-half (50%) by Seller.  The parties shall cooperate with each other and such firm with respect to the resolution of any Disagreement, such cooperation to include reasonable access to such party’s books, records, facilities, personnel and independent accountants.

(d)    As used in this Agreement, the term “Business Day” shall mean any day (other than a Saturday or Sunday) on which banking institutions shall generally be open for the transaction of business in the State of Nebraska.

Section 1.7    Final Settlement.  On the Business Day immediately following the day on which the Post-Closing Schedule shall have been finally determined pursuant to the terms of Section 1.6 (the “Final Settlement Date”), Purchaser shall recalculate each of the Estimated Deposits, the Estimated Target Amount and the Estimated Transfer Amount, as of the Closing Date using the amounts reflected in the final Post-Closing Schedule.  As so recalculated, such amounts are referred to herein as the “Final Deposits”, the “Final Target Amount” and the “Final Transfer Amount”, respectively. If the Final Transfer Amount is greater than the Estimated Transfer Amount, then Seller shall pay the difference to Purchaser.  If the Final Transfer Amount is less than the Estimated Transfer Amount, then, Purchaser shall pay the difference to Seller. In each case such payment shall be made within three (3) Business Days after the Final Settlement Date by wire transfer in immediately available funds to Seller’s Account or Purchaser’s Account, as applicable.  Any payment pursuant to this Section 1.7 (such payment the “Final Transfer Payment” ) shall include interest on such amount for the number of days from and including the Closing Date to but excluding the Final Settlement Date (the “Interest Period”) calculated at the Agreed Rate.  “Agreed Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Purchaser and Seller from three (3) federal funds brokers of recognized standing selected by both Purchaser and Seller.  For a day that is not a Business Day, the Federal Funds Rate shall be the rate applicable to federal funds transactions on the immediately preceding day for which such rate is reported.

Section 1.8    Allocation of Purchase Price.  Purchaser shall deliver to Seller, within thirty (30) calendar days after the Final Settlement Date, a schedule allocating the consideration paid by Purchaser among the Assets, including any intangible assets (the “Proposed Final Allocation”) prepared in a manner consistent with the Post-Closing Schedule and Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  The methodology for such allocation shall be set forth on Schedule 1.8.  Seller shall have thirty (30) calendar days from receipt of the Proposed Final Allocation to object in writing to such Proposed Final Allocation.  If Seller does not object within such period the Proposed Final Allocation shall become final (the “Final Allocation”).  If Seller provides written notice to Purchaser prior to the end of such period that objects to the Proposed Final Allocation, Purchaser and Seller shall negotiate in good faith to agree on the Final Allocation.  If Purchaser and Seller do not agree on the Final Allocation within forty-five (45) calendar days of Seller having provided written notice to Purchaser, then any dispute with respect to the Final Allocation shall be resolved by a nationally recognized accounting firm to be selected in accordance with Section 1.6(c).  Any determination of such firm shall be made as soon as practicable and will be final and binding upon the parties.  The parties shall sign the Final Allocation once it has been finalized.  Seller and Purchaser agree to (i) be bound, and cause any of their Affiliates to be bound, by the Final Allocation, (ii) prepare and file their Tax Returns on a basis consistent with the Final Allocation unless required to do otherwise under Applicable Law and (iii) take no position, and cause any of their Affiliates to take no position, inconsistent with the Final Allocation on any applicable Tax Return or in any administrative or judicial examination or other proceeding with respect to Taxes, unless required to do otherwise under Applicable Law.  In the event that the Final Allocation is disputed by any Governmental Entity, the party receiving notice of the dispute shall promptly notify the other party concerning resolution of the dispute. Each of Seller, on the one hand, and Purchaser, on the other hand, agrees to cooperate with the other in preparing Internal Revenue Service (“IRS”) Form(s) 8594 (including any such form(s) required to be filed as a result of any adjustment to the consideration paid hereunder), and to furnish the other with a copy of such form(s) prepared in a draft form no later than sixty (60) calendar days before the due date for the filing of such form(s) (including any extensions).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Except as set forth in the disclosure letter delivered to Purchaser by Seller at or prior to the execution hereof (the “Seller Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), Seller and Parent hereby, jointly and severally, represent and warrant to Purchaser as follows:

Section 2.1    Corporate Organization and Powers.

(a)    Seller is a federally-chartered savings association, duly organized, validly existing and in good standing under federal law and Parent is a corporation, duly organized, validly existing and in current status under the laws of the State of Wisconsin.

(b)    (i) Seller has the full power and authority to own, lease, license or operate the Assets and to carry on the business of the Branch Offices as presently conducted and is duly qualified and in good standing to do business in Nebraska and Iowa and in each other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate with all other such failures, have a Material Adverse Effect and (ii) Parent has the full power and authority to own, lease, license or operate its assets and to carry on the business of its business as presently conducted and is duly qualified and, in the case of Wisconsin, in current status, and in good standing to do business in each other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate with all other such failures, have a Material Adverse Effect.

(c)    True and complete copies of the articles of incorporation and all amendments thereto of Parent (“Parent Charter”), and of the By-laws of Parent, as amended to date (“Parent By-laws”), have been made available to Purchaser.

(d)    True and complete copies of the charter and all amendments thereto of Seller (“Seller Charter”), and of the By-laws of Seller, as amended to date (“Seller By-laws”), have been made available to Purchaser.  Seller is wholly owned by Parent.

(e)    “Material Adverse Effect” shall mean any circumstance, change in or effect that has or would, individually or when taken together with all other circumstances, changes or effects, reasonably be expected to have a material adverse effect on the Assets and the Assumed Liabilities taken as a whole or on the business of the Branch Offices taken as a whole as conducted by Seller immediately prior to the date of this Agreement (the “Branch Business”); provided, however, that “Material Adverse Effect” shall not include any adverse change, event, development, or effect arising from or relating to (i) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in Applicable Law, GAAP or regulatory accounting principles, or authoritative interpretations thereof after the date of this Agreement that affect in general the financial services industry, (iv) compliance with the terms of, or the taking of any action contemplated by, this Agreement or any of the other agreements contemplated hereby, (v) the markets or industry in which the Branch Offices operate generally, or (vi) the public announcement of this Agreement or the other agreements contemplated hereby or of the consummation of the transactions contemplated hereby or thereby, except in the case of clause (i), (ii), (iii) or (v) immediately above to the extent that any such change, event, development or effect has a materially disproportionate impact on the Assets and the Assumed Liabilities, taken as a whole, or the Branch Business.

Section 2.2    Corporate Authority; No Violation.

(a)    Each of Seller and Parent has the corporate power and authority to execute, deliver and perform this Agreement and any documents, agreements or instruments to be executed by Seller or Parent, as the case may be, pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and any documents, agreements or instruments to be executed by Seller or Parent, as the case may be, pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Seller and Parent, and do not require any further corporate authorization on the part of Seller or Parent or their respective stockholders.  This Agreement has been duly executed and delivered by Seller and Parent and (assuming the due authorization, execution and delivery of this Agreement by Purchaser) constitutes a legal, valid and binding obligation of Seller and Parent, enforceable against Seller and Parent in accordance with its terms, and the other documents, agreements and instruments to be delivered by Seller or Parent, as the case may be, to Purchaser pursuant to this Agreement will, when executed and delivered, be duly executed and delivered by Seller or Parent, as the case may be, and will constitute legal, valid and binding obligations of Seller or Parent, as the case may be, enforceable against Seller or Parent, as the case may be, in accordance with their terms, in all cases except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b)    Neither the execution, delivery and performance by Seller or Parent of this Agreement or any document, agreement or instrument to be executed by Seller or Parent, as the case may be, pursuant to this Agreement, nor the consummation by Seller or Parent of the transactions contemplated hereby or thereby, nor compliance by Seller or Parent with any of the terms or provisions hereof or thereof, will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Assets or Assumed Liabilities, under (i) any provision of the Parent Charter, Parent By-laws, Seller Charter or Seller By-laws; (ii) any Court Order applicable to Seller or Parent or any of their respective properties, assets or liabilities (including the Assets and the Assumed Liabilities); (iii) any Permit; or (iv) except for consents as set forth in Section 2.3 of the Seller Disclosure Letter, any contract, lease, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument to which Seller or Parent is a party, or by which Seller, Parent or any of the Assets or Assumed Liabilities may be bound or affected including the Contracts and Leases.  For purposes of this Agreement, “Court Order” means any judgment, order, award or decree of any United States federal, state or local, or any supra-national or non-U.S., court or tribunal and any award in any arbitration proceeding.

Section 2.3    Consents and Approvals.  Except as set forth in Section 2.3 of the Seller Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other third party is required in connection with the execution, delivery and performance of this Agreement by Seller or Parent, or any document, agreement or instrument to be executed by Seller or Parent, as the case may be, pursuant to this Agreement or the consummation by Seller and Parent of the transactions contemplated hereby or thereby (including the transfer of the Assets to Purchaser).

Section 2.4    Compliance With Law.

(a)    Except for any Environmental Laws and Applicable Laws relating to Taxes or Loans, which are addressed exclusively in Section 2.8, Section 2.11 and Section 2.12, respectively, and except as set forth in Section 2.4 of the Seller Disclosure Letter, with respect to the Assets and the business of Seller related to the Branch Offices, Seller is in compliance in all material respects with the provisions of all applicable United States federal, state and local, and any non-U.S. laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Entity (including those pertaining to employees and electrical, building, zoning and occupational safety and health requirements) or common law (collectively, “Applicable Laws”).  To the extent applicable to the Assets, the Branch Offices or the Employees, Seller is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act and with any and all comparable state, local and other legal requirements (including without limitation legal requirements under state law regarding mass layoffs) (collectively, the “WARN Act”), and has no liabilities or unfulfilled notice obligations pursuant to the WARN Act.  To the extent applicable to the Assets, the Branch Offices or the Employees, Seller has not taken any action that would cause Seller or, after the Closing, Purchaser (without giving effect to any actions taken by Purchaser following the Closing) to have any liability thereunder.  Except for regularly scheduled examinations, audits and full and limited scope reviews conducted by the Federal Reserve, the Office of Thrift Supervision, the FDIC and any other governmental authority under any Applicable Law relating to savings associations and their holding companies, and except as set forth in Section 2.4 of the Seller Disclosure Letter, Seller has not received written notice, nor to Seller’s knowledge oral notice, of any investigation or review by any United States, foreign, federal, state or local court, tribunal, judicial body, arbitral body, administrative agency or commission, other governmental authority or instrumentality (each, a “Governmental Entity”).  Seller has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations (“Permits”) of all Governmental Entities necessary for the lawful conduct of the business being conducted at each of the Branch Offices and all such Permits are valid, subsisting and in full force and effect, in good standing and, to Seller’s knowledge, not subject to any pending or threatened suspension, modification or revocation or proceedings related thereto.

(b)    Complete and correct copies of all of the Assigned Permits have been made available to Purchaser, and (i) Seller has fulfilled and performed its obligations under each of the

Assigned Permits in all material respects, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Assigned Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Assigned Permit, or which might adversely affect the rights of Seller under any such Assigned Permit; (ii) no written notice of cancellation, of default or of any dispute concerning any Assigned Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Seller; and (iii) except as set forth in Section 2.4 of the Seller Disclosure Letter, each of the Assigned Permits may be assigned and transferred to Purchaser in accordance with this Agreement without (x) the occurrence of any breach, default or forfeiture of rights by Seller or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Entity.

(c)    The Branch Offices have been operated in all material respects in compliance with Sellers’ policies and procedures.

Section 2.5    Title to Assets.

Seller has, and will deliver to Purchaser at the Closing, good, valid and marketable title to all of the Owned Real Property, free and clear of all Encumbrances except for the Permitted Encumbrances and except as otherwise expressly provided in Section 4.26.  Except as expressly set forth on Section 2.5 of the Seller Disclosure Letter, Seller will deliver to Purchaser at the Closing good, valid and marketable title to all of the other Assets and in the case of Leased Real Property, the Ground Leased Property and Leased Personal Property, Seller has and will deliver to Purchaser at the Closing, a valid leasehold interest in such leased Assets, in each case free and clear of all mortgages, covenants, claims, charges, liens, encumbrances, easements, limitations, restrictions, rights of way, pledges, deeds of trust, leases or other encumbrances of any kind (“Encumbrances”) except for the following (“Permitted Encumbrances”):

(a)    Encumbrances securing the Leased Personal Property listed on Section 2.5(a) of the Seller Disclosure Letter;

(b)    inchoate Encumbrances imposed by law, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Encumbrances arising in the ordinary course of business consistent with past practice which are not due and payable, and not involving more than Five Thousand Dollars ($5,000) in the aggregate;

(c)    Encumbrances for Taxes or assessments, special or otherwise, which are not due and payable or delinquent;

(d)    zoning, entitlement or other land use regulations that do not adversely impact, in any material respect (in the reasonable judgment of Purchaser acting in good faith), the intended use of any of the Owned Real Properties for the business purposes to be conducted by Purchaser thereon after the Closing Date, assuming Purchaser will conduct its business in substantially the same way as Seller conducted the business of the Branch Offices immediately prior to the Closing;

(e)    easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, which do not adversely impact, in any material respect (in the reasonable judgment of Purchaser acting in good faith), the intended use of any of the Owned Real Properties for the business purposes to be conducted by Purchaser thereon after the Closing Date, assuming Purchaser will conduct its business in substantially the same way as Seller conducted the business of the Branch Offices immediately prior to the Closing;

(f)    any conditions that may be shown by a current Survey or physical inspection of the Owned Real Properties, which do not adversely impact, in any material respect (in the reasonable judgment of Purchaser acting in good faith), the intended use of any of the Owned Real Properties for the business purposes to be conducted by Purchaser thereon after the Closing Date, assuming Purchaser will conduct its business in substantially the same way as Seller conducted the business of the Branch Offices immediately prior to the Closing;

(g)    with respect to any Leased Real Property, Ground Leased Property and Leased Personal Property, title of a landlord or lessor under a capital or operating lease, any Encumbrances set forth in the applicable lease and any Encumbrances affecting landlord’s or lessor’s interest in the Leased Real Property, Ground Leased Property or Leased Personal Property; and

(h)    Landlord Leases.

Section 2.6    Contracts and Leases.

(a)    Except as set forth in Section 2.6(a) of the Seller Disclosure Letter, Seller is not a party to or bound by any agreements or arrangements for the purchase or sale of any of the Assets or the assumption of the Assumed Liabilities, or for the grant of any preferential right to purchase any of the Assets or assume any of the Assumed Liabilities.

(b)    Each of the Contracts set forth in Section 1.1(a)(vi) of the Seller Disclosure Letter constitutes and, on the Closing Date, each of the Contracts included in the Assets will constitute, the legal, valid and binding obligation of Seller, and, to the knowledge of Seller, each of the other parties thereto.  Each of the Contracts set forth in Section 1.1(a)(vi) of the Seller Disclosure Letter is, and, on the Closing Date, each of the Contracts included in the Assets will be, in full force and effect (except to the extent that any Contract expires in accordance with its terms).  Except as set forth in Section 2.6(b) of the Seller Disclosure Letter, Seller has fulfilled and performed in all material respects its obligations under the Contracts in accordance with their respective terms.  Neither Seller nor, to Seller’s knowledge, any other party to any Contract is, or is alleged to be, in breach or default under any Contract, nor, to the knowledge of Seller, does there exist any condition which with the passage of time or the giving of notice or both would result in a breach or default thereunder.  Seller has made available to Purchaser true and complete copies of each Contract set forth on Section 1.1(a)(vi) of the Seller Disclosure Letter and will make available to Purchaser a true and complete copy of each other Contract entered into after the date hereof at the time it is entered into.  Section 1.1(a)(vi) of the Seller Disclosure Letter contains a true and complete list of each lease or other agreement (showing in each case the annual rental) under which Seller is lessee of any Personal Property owned by a third Person and used (other than any of the Excluded Assets) in the conduct of the Branch Business.

(c)    Section 1.1(a)(iii) of the Seller Disclosure Letter sets forth all of the Leased Real Property and the Ground Leased Property.  The Leases under which Seller is the tenant or lessee or holds or operates, any real property owned by any third Person (“Tenant Leases”) and/or under which Seller is the landlord or lessor (“Landlord Leases”) are each set forth on Section 2.6(c) of the Seller Disclosure Letter (showing the parties thereto, the location and common address).  Each of the Leases constitutes the legal valid and binding obligation of Seller and, to the knowledge of Seller, each of the other parties thereto and is in full force and effect (except to the extent that any Lease expires in accordance with its terms).  Except as set forth in Section 2.6(c) of the Seller Disclosure Letter, Seller has fulfilled and performed in all material respects its obligations under the Leases in accordance with their respective terms.  Except as set forth in Section 2.6(c) of the Seller Disclosure Letter, neither Seller nor, to Seller’s knowledge, any other party to any Lease is, or is alleged to be, in breach or default under any Lease, nor, to the knowledge of Seller, does there exist any condition which with the passage of time or the giving of notice or both would result in a breach or default thereunder.  All sums due and owing at the date of this Agreement by Seller pursuant to the Leases have been paid and all sums due and owing through the Closing Date by Seller pursuant to the Leases will be paid as and when due.  Except as set forth in Section 2.6(c) of the Seller Disclosure Letter, Seller has not subleased any of its interests in any Leased Real Property or any Ground Leased Property.  Seller has made available to Purchaser, true, complete and accurate copies of all Leases, including all amendments and modifications thereto and any and all material written notices or other agreements relating to any of such Leases.  Except as set forth in Section 2.6(c) of the Seller Disclosure Letter, as to any Tenant Leases and/or Ground Leases, Seller is the sole owner of the leasehold interest in such real property.  For purposes of this Agreement, “Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, government or other entity.

(d)    Except as set forth in Section 2.6(d) of the Seller Disclosure Letter, none of the Leases contains any option, right of first refusal, right of first offer, put option, equity participation right or any other contractual right to offer, purchase, acquire, sell, assign or dispose of any portion of any of the Leased Real Properties or the Ground Leased Properties.  Except for Seller and for Permitted Encumbrances, no Person has any right to use, lease, possess and/or occupy any portion of the Leased Real Properties under a Tenant Lease or any portion of the Ground Leased Properties under a Ground Lease, and there are no oral or written agreements between Seller and any other third party providing such Person the right to use, occupy or possess all or any portion of the Leased Real Properties or the Ground Leased Properties.

(e)    Except as contemplated by the applicable Landlord Lease, Seller has not accepted a security deposit from any lessee or tenant in connection with any of the Landlord Leases.  Except as set forth in Section 2.6(e) of the Seller Disclosure Letter, Seller is not (x) renegotiating any of the Contracts and Leases or (y) currently paying liquidated damages in lieu of performance under any of the Contracts and Leases.

(f)    Seller has made available to Purchaser true and complete copies of all safe deposit box lease forms used in connection with the Safe Deposit Box Business.  All lease agreements relating to the Safe Deposit Box Business are in such forms.

(g)    Except as set forth in Section 2.6(g) of the Seller Disclosure Letter, none of the Contracts or the Leases contains any noncompetition, non-solicitation or restriction on the conduct of business of the Branch Business or, following the Closing, the business of Purchaser or any of its Affiliates.

Section 2.7    Litigation.  Except as set forth in Section 2.7 of the Seller Disclosure Letter, there is no action, suit, proceeding, inquiry or investigation, at law or in equity, pending, or, to Seller's knowledge, threatened, (a) relating to the Assets, the Assumed Liabilities or the Branch Business or (b) against Seller or Parent which questions the legality or propriety of the transactions contemplated by this Agreement or that would prevent or materially impair the ability of Seller or Parent to perform its obligations under this Agreement in all material respects, nor, to the knowledge of Seller, is there any reasonable basis for any of the same.  Except as set forth in Section 2.7 of the Seller Disclosure Letter, there are no lawsuits, suits or proceedings pending in which Seller is the plaintiff or claimant and which relate to the Assets, the Assumed Liabilities or the Branch Business.

Section 2.8    Environmental.

(a)    With respect to the Owned Real Properties, the Ground Leased Properties and the Leased Real Properties (collectively, the “Properties”), except as set forth in Section 2.8(a) of the Seller Disclosure Letter:

(i)    The Properties are, and have been, in material compliance with all Environmental Laws and there are no underground or above ground storage tanks or septic systems used by Seller or, to Seller’s knowledge, otherwise in connection with the operation of any Branch Office on or under any Property.

(ii)    (A) There has not been any storage, disposal, arrangement for disposal, presence or release of Hazardous Materials from, in, upon or below any such Properties by Seller or, to the knowledge of Seller, by any other Person that would reasonably be expected to result in liability under Environmental Laws, and (B) neither Seller nor, to the knowledge of Seller, any other Person has engaged in any activity that involves or involved the generation, use, manufacture, treatment, transportation, storage in tanks or otherwise, or disposal of Hazardous Material on or from any Property.

(iii)    Seller has not received any written communication from any Person that alleges environmentally unsafe working conditions or potential environmental exposure at, a violation of Environmental Laws concerning, or that Seller may be responsible for any Loss under Environmental Laws with respect to, any of the Properties or the Assets.

(iv)    Seller has not received any claim, action, demand, or investigation from any Person alleging or describing potential Loss under Environmental Laws based on or resulting from (A) the presence, release or threatened release of any Hazardous Material from, in, upon or below any of the Properties or (B) the violation or alleged violation of any Environmental Laws concerning any of the Assets or Properties and, to the knowledge or Seller, there are no facts or circumstances relating to the Assets or present at such Properties that could reasonably result in any such claim, action, demand or investigation.

(v)    Seller has duly followed its internal procedures regarding the avoidance of environmental risk in connection with its loan origination business and Seller has no Losses relating to or arising from the environmental condition of any collateral that constitutes an Asset.

(vi)    To Seller’s knowledge, there is no asbestos-containing material (“ACM”) present in or on any of the Properties other than non-friable ACM, or friable ACM that is labeled and managed pursuant to a commercially reasonable asbestos operations and maintenance program.

(b)    For purposes of this Agreement:

(i)    “Environmental Laws” means all Applicable Laws relating to pollution or protection of the environment, or prevention of exposure to or the discharge of Hazardous Materials into, the environment.

(ii)    “Hazardous Material” means any pollutant, contaminant, hazardous substance, hazardous material or hazardous waste, or any oil, petroleum, petroleum product, asbestos, asbestos containing material, in each case as defined under or for which liability or standards of care are imposed by Environmental Laws.

Section 2.9    Finders or Brokers.  Except for Sandler O’Neill & Partners L.P. (the fees and expenses of which shall be borne solely by Seller), Seller has not agreed to pay any fee or commission to any agent, broker, finder or other Person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby.

Section 2.10    Financial Information.

(a)    The books of account of Seller relating to the Branch Offices (including the financial information set forth in Section 2.10(a) of the Seller Disclosure Letter (the “Branch Financial Information”)) fairly and accurately present in all material respects the respective assets and liabilities of the Branch Offices (including the Branch Deposits) in accordance with generally accepted accounting principles in the United States as in effect on the date hereof (“GAAP”), or regulatory accounting principles, whichever is applicable and, in any case, as consistently applied to Seller as a whole throughout the periods involved.  The books of account of Seller relating to the Branch Offices (including the Branch Financial Information) fairly present in all material respects the financial position of the Branch Offices as of the date thereof, and the results of operations for the Branch Offices for the periods referred to therein.  Except as set forth in Section 2.10(a) of the Seller Disclosure Letter, Seller does not have any liabilities (absolute or contingent) which are material to the Branch Offices, the Assets or the Assumed Liabilities that are not reflected or provided for in the books of account of Seller relating to the Branch Offices (including the Branch Financial Information).  GAAP as applied in the preparation of the books of account of Seller relating to the Branch Offices as of the date hereof is collectively referred to as the “Seller GAAP”.

(b)    The books of account of the Branch Offices have been, and are being, maintained by Seller in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

(c)    Set forth in Section 2.10(c) of the Seller Disclosure Letter, as of the close of business on June 30, 2009, is a true and complete schedule of (i) the aggregate amount of the Branch Deposits, (ii) the aggregate net book value of Loans, including (to the extent not reflected in such book value) all Loan Interest, (iii) the aggregate amount of the Cash, (iv) the aggregate book value (net of accumulated depreciation) of the Personal Property, (v) the aggregate book value (net of accumulated depreciation) of the Leasehold Improvements, and (vi) the higher of the aggregate book value (net of accumulated depreciation) and real property tax assessed value of the Owned Real Properties, in each case, other than real property tax assessed value, the components of which are determined in accordance with Seller GAAP.

Section 2.11    Taxes.

(a)    (i) Seller has filed all Tax Returns required to be filed with respect to Seller, the Branch Offices, the Assets and the Assumed Liabilities with the appropriate federal, state or local Governmental Entity except as set forth in Section 2.11(a) of the Seller Disclosure Letter and each such Tax Return is true, complete and correct in all material respects and discloses all Taxes required to be paid with respect to the periods covered by such Tax Return, (ii) all Taxes shown to be due on such Tax Returns have been paid, (iii) no notice of deficiency or assessment of Taxes has been received from any Governmental Entity with respect to Seller, the Branch Offices, the Assets or the Assumed Liabilities, (iv) there are no ongoing audits or examinations of any of the Tax Returns relating to or attributable to Seller, the Branch Offices, the Assets, or the Assumed Liabilities, nor has Seller received any written notification of any assessments pending, proposed or threatened with respect thereto, (v) no consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to Seller, the Branch Offices, the Assets, or the Assumed Liabilities has been granted, (vi) all monies required to be withheld by Seller with respect to Taxes (including from employees for income, social security and other payroll Taxes) have been collected or withheld, and either paid to the respective Governmental Entity, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Branch Offices, (vii) with respect to the Deposits, Seller has complied fully with Section 4.5, and (viii) all of the real estate Taxes that are currently due and payable for each parcel of the Owned Real Properties have been paid in full (other than de minimis amounts) and no real estate Taxes are delinquent.  Seller has made available to Purchaser a copy of the real estate Tax receipts and current bills for the Owned Real Properties for the twelve (12) months preceding the date of this Agreement.

(b)    Seller is not a foreign person within the meaning of Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

Section 2.12    Loans.

(a)    Section 1.1(a)(ii) of the Seller Disclosure Letter sets forth, or incorporates therein by reference, a complete and accurate list of all Loans as of June 30, 2009, including, with respect to each Loan the following: name of borrower, location of borrower and collateral, account number, principal amount outstanding, current interest rate paid, whether the interest rate is fixed or floating, aggregate amount due and payable, term and maturity, Loan grade/classification under Seller’s lending guidelines, regulatory description and Seller description of loan category, loan to value, and credit risk rating.

(b)    Except as set forth in Section 2.12(b) of the Seller Disclosure Letter, as to each Loan:

(i)    Each Loan was made by Seller (or, in the case of a Loan purchased by Seller, to Seller’s knowledge by the Person making such Loan): (A) in the ordinary course of business at the time such Loan was made; and (B) in accordance, in all material respects, with then existing Applicable Laws.

(ii)    Each Loan has been originated, serviced (other than the Old Republic Loans) and administered in all material respects in accordance with (A) Seller’s standard loan underwriting, credit servicing and operating policies and procedures as in effect from time to time (other than non-material exceptions to such policies and procedures approved by Seller in the ordinary course of business consistent with past practice); (B) all Applicable Laws; and (C) the respective loan documents governing each Loan.

(iii)    None of the rights or remedies under the documentation relating to the Loans has been materially amended, modified, waived, subordinated or otherwise altered by Seller, except as evidenced by a written instrument which is a part of the file with respect to the Loans made available to Purchaser and was entered into by Seller in good faith and in the ordinary course of business.

(iv)    Each Loan constitutes a legal, valid and binding obligation of the respective borrower(s) or obligor(s), enforceable against such borrower(s) and obligor(s) in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and other generally applicable limits on the enforceability of such terms.

(v)    Each secured Loan is secured by a valid, enforceable and, where applicable, perfected lien on the secured property described in the applicable security agreement, mortgage, pledge, collateral assignment or other security agreement.

(vi)    The Records, with respect to each Loan (other than the Old Republic Loans), contain all of the material documents and instruments evidencing the Loans.

(vii)    All payments made up to the Closing Date on the Loans have been properly credited to the respective Loan.

(c)    Further, as to each Old Republic Loan:

(i)    The Loan Participation and Servicing Agreement, dated May 9, 2006, by and between Old Republic Insured Financial Acceptance Corporation and Seller (the “2006 Participation Agreement”) constitutes the entire agreement relating to Seller’s participation in the Old Republic Loan covered thereby.  All other Loan Participation and Servicing Agreements that constitute participations in Old Republic Loans are listed on Section 1.1(a)(vi) of the Seller Disclosure Letter (together with the 2006 Participation Agreement, the “Loan Participation and Servicing Agreements”).  The terms of all such other Loan Participation and Servicing Agreements are similar to the 2006 Participation Agreement in all material respects (other than the interest rates therein).

(ii)    The initial outstanding principal amount of each Old Republic Loan subject to each Loan Participation and Servicing Agreement is set forth on Section 1.1(a)(vi) of the Seller Disclosure Letter.  As of the Closing, the aggregate outstanding principal amount of all Old Republic Loans shall not exceed $16,600,000.

(iii)    A true and complete copy of the insurance policy issued pursuant to each of the Loan Participation and Servicing Agreements in favor of Old Republic Insured Financial Acceptance Corporation and all related endorsements in effect as of the date of this Agreement has been made available to Purchaser.  Such insurance policy and endorsements insure the Old Republic Loans covered by the Loan Participation and Servicing Agreements in accordance with the terms of such agreements.

(iv)    Neither Seller nor, to Seller’s knowledge, any other party to any Loan Participation and Servicing Agreement is, or is alleged to be, in breach or default under any Loan Participation and Servicing Agreement, nor, to the knowledge of Seller, does there exist any condition which with the passage of time or the giving of notice or both would result in a breach or default thereunder.

(v)    Each Loan Participation and Servicing Agreement is assignable without the consent of any third party, and no such assignment will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, such Loan Participation and Servicing Agreement, subject to the payment of one quarter of one percent of the outstanding principal amount of the Old Republic Loan covered by such Loan Participation and Servicing Agreement (the “Participation Agreement Transfer Fee”).

(d)    Further, as to each GAP Loan:

(i)    The Warehouse Lending Agreement, dated as of January 2, 2009, by and between Accunet Mortgage LLC and Seller (the “Warehouse Agreement”) and the related master note and personal guarantees made available to Purchaser represent all of the material documents evidencing the relationship between Seller and the Borrower named therein with respect to the GAP Loans subject thereto.  All other GAP Loans were entered into by Seller pursuant to Credit Agreements with terms similar to the Warehouse Agreement in all material respects (other than the interest rates, commitment fees and funding fees therein).

(ii)    A true and complete list of the Credit Agreements with each Borrower is set forth in Schedule 1 to the Participation Agreement.  The remaining information in such Schedule 1 shall be true and correct on the Closing Date.

(iii)    The loan files and other information relating to the GAP Loans that Seller made available to Purchaser prior to the date hereof are true and complete in all material respects and constitute all of the material information required by Purchaser to make an informed credit assessment with respect to the obligors under the GAP Loans.

(iv)    As of June 30, 2009, the aggregate outstanding principal amount of all “GAP” business was $158,813,355.

(v)    Neither Seller nor, to Seller’s knowledge, any other party to the Credit Agreements is, or is alleged to be, in breach or default under the Credit Agreements, nor, to the knowledge of Seller, does there exist any condition which with the passage of time or the giving of notice or both would result in a breach or default thereunder.

(vi)    To Seller’s knowledge, there has not been within the last five (5) years and there is not currently pending any action, suit, proceeding or legal complaint relating to the GAP Loans involving Seller, Borrowers or the ultimate purchaser of such loans that has not been resolved.

(vii)    For purposes of this Section 2.12(d), the terms “Borrowers” and “Credit Agreements” shall have the meanings ascribed to them in the Participation Agreement.

(e)    As to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity (a “Governmental Entity Loan”), such guaranty is in full force and effect, and is freely transferable as an incident to the sale of each Governmental Entity Loan to Purchaser pursuant to this Agreement.

Section 2.13    Owned Real Property; Ground Leased Property (As to Ownership of Improvements).

(a)    Section 1.1(a)(iii) of the Seller Disclosure Letter sets forth all of the Owned Real Properties and contains the common address of such Owned Real Properties.  Seller has made available to Purchaser a copy of any existing title insurance policy, title commitment or abstract of title currently owned or obtained by Seller (if any) for each of the Owned Real Properties and the Ground Leased Properties, and a copy of any written appraisal or other valuation of such Owned Real Properties and Ground Leased Properties prepared by or for Seller within the two (2)-year period prior to the date of this Agreement.

(b)    Seller has made available to Purchaser true, accurate and complete copies of any written materials in Seller’s possession or of which Seller has knowledge, which written materials contain information that would have an adverse effect on Purchaser’s ability to use and operate the Owned Real Properties and the Ground Leased Properties as they are currently being used and operated, or on the marketability of the Owned Real Properties.  The written materials related to the Owned Real Properties made available to Purchaser are true, accurate and complete in all material respects.

(c)    All of the buildings, structures and improvements located on any of the Owned Real Properties and the Ground Leased Properties, including, without limitation, the roofs, plumbing, heating, ventilation, air conditioning, electrical, drainage, sewer utility supplies, road and irrigation systems, are in good working order, free of material defects, suitable for use in the operation of the Branch Offices and in all material respects in compliance with all Applicable Laws.  There is no material construction affecting any portion of any of the Owned Real Properties or the Ground Leased Properties which is not substantially completed as of the date hereof.  The consummation of the transactions contemplated by this Agreement will not prevent Purchaser from continuing to use or possess any portion of any of the Owned Real Properties or the Ground Leased Properties in the same manner such Owned Real Properties and Ground Leased Properties were used or possessed by Seller immediately prior to the Closing of the transactions contemplated by this Agreement.

(d)    The Owned Real Properties and the Ground Leased Properties have adequate water supply, storm and sanitary sewer facilities, adequate access to telephone, gas, and electricity connections, adequate fire protection, drainage and other public utilities, in each case adequate to conduct the Branch Business in the manner currently conducted by Seller.  The parking facilities located on the Owned Real Properties and the Ground Leased Properties, if any, meet all requirements imposed by all Applicable Laws (including zoning laws).  All of such public utilities are installed and operating, and all installation and connection charges will have been paid in full on or prior to the Closing Date.  Seller has not received any written notice of any fact or condition existing which would reasonably be expected to result in the termination or reduction of the current access from the Owned Real Properties (or any of them) or the Ground Leased Properties (or any of them) to existing roads and highways, or to sewer or other utility services presently serving any of the Owned Real Properties or any of the Ground Leased Properties.

(e)    Except as set forth on Section 2.13(e) of the Seller Disclosure Letter, Seller is not obligated under, or a party to, any option, right of first refusal, right of first offer, put option, equity participation right or any other contractual right to offer, purchase, acquire, sell, assign or dispose of any portion of any of the Owned Real Properties or the Ground Leased Properties.  Except for Seller and the tenants identified in the Landlord Leases and subject to the Permitted Encumbrances, no third party has any right to use, lease, possess and/or occupy any portion of the Owned Real Properties and there are no oral or written agreements between Seller and any other third party providing such third party the right to use, occupy or posses all or any portion of any of the Owned Real Properties.  Except for Seller and subject to the Permitted Encumbrances, no third party has the right to use, lease, possess and/or occupy any portion of the Ground Leased Properties.

(f)    Each of the Owned Real Properties and the Ground Leased Properties complies in all material respects with all requirements of each applicable insurance policy covering such Owned Real Property or Ground Leased Property, and Seller has not received from any of the insurers thereunder any notice requiring that any work be performed at any of the Owned Real Properties or the Ground Leased Properties.  To Seller’s knowledge, there are no defects or inadequacies in the Owned Real Properties or the Ground Leased Properties that would adversely affect the insurability of the same or cause the imposition of extraordinary premiums therefor.

(g)    The most recent assessment of the value of each Owned Real Property for real property tax purposes by the applicable Taxing authority, along with the most recent aggregate book value (net of accumulated depreciation) of each Owned Real Property, is set forth in Section 2.13(g) of the Seller Disclosure Letter.  Seller has provided to Purchaser true and complete copies of such assessments.  Seller shall promptly update Section 2.13(g) from time to time prior to Closing to reflect any change in the real property tax assessed value of any Owned Real Property.

Section 2.14    Personal Property.  Section 1.1(a)(iv)(A) of the Seller Disclosure Letter contains a true and correct list of all ATMs owned by Seller and associated with the Branch Offices.  Section 1.1(a)(iv)(B) of the Seller Disclosure Letter contains a true and complete list of all Personal Property located at the Branch Offices as of the date hereof and indicates whether it is owned or leased by Seller.  The Personal Property is in all material respects in good working condition, subject to ordinary wear and tear and routine maintenance needs.

Section 2.15    Licensed IP.  Seller owns, or is licensed to use (in each case, free and clear of any Encumbrances other than Permitted Encumbrances and Encumbrances arising in agreements providing for the license of Licensed IP) all Licensed IP and has all rights necessary to grant the licenses set forth in Section 4.23.  For purposes of this Agreement, “Licensed IP” means the rights licensed to Purchaser under Section 4.23.

Section 2.16    Employees; Employee Benefits.

(a)    Section 2.16(a) of the Seller Disclosure Letter sets forth a complete and correct list as of the date of this Agreement of all employees currently employed at a Branch Office, including their job titles and current base salary, employment location, most recent date of hire, adjusted date of hire, status as full-time or part-time, current status as either active or on leave and, if on leave and if known, the date on which the employee is expected to resume active service.

(b)    Section 2.16(b) of the Seller Disclosure Letter includes a complete list of each material Employee Benefit Plan (each a “Material Employee Benefit Plan”).  Seller has made available to Purchaser a correct and complete copy or written summary of each Material Employee Benefit Plan.

(c)    Seller has complied in all material respects with the health care continuation requirements of Section 601, et. seq., of ERISA with respect to Employees and their spouses, former spouses and dependents.

(d)    Section 2.16(d) of Seller Disclosure Letter sets forth a list of each contract that Seller has entered into with any Employee, including those containing noncompetition, non-solicitation, confidentiality or other restrictive covenants.

(e)    Except as set forth in Section 2.16(e) of the Seller Disclosure Letter, as of the date hereof, none of the Employees has notified Seller of his or her intention to terminate employment with Seller.  There is no proceeding pending or, to the knowledge of Seller, threatened under the Fair Labor Standards Act of 1938, as amended (or under any state or local wage and hour laws and regulations) against Seller which affects the Branch Business, nor, to the knowledge of Seller, is there any basis for any of the same.  There are no proceedings or disputes pending or, to the knowledge of Seller, threatened by any Employee in relation to his or her terms of employment or in relation to any discrimination issue or the termination of his or her employment.  Seller is not a party to or bound by any collective bargaining agreement with respect to the Employees.  There is no actual, or to the knowledge of Seller, threatened labor strike, organized work stoppage or lockout, or any dispute or controversy with a union or with respect to unionization or collective bargaining involving any of the Employees.

Section 2.17    Deposits.

(a)    Seller has made available to Purchaser a true and accurate data file of all Branch Deposits and related information as of June 30, 2009.

(b)    Seller has made available to Purchaser a report of the Branch Deposits (the “Branch Account Report”) as of June 30, 2009, which report enumerates for each account constituting a Deposit (each a “Branch Account”): (i) the TIN of the owner of the Branch Account, (ii) the type of account (including whether it is a Retirement Account or a Branch Deposit by Governmental Entities), (iii) the date the Branch Account was opened, (iv) the current interest rate paid on the Branch Account, if any, (v) the balance of the Branch Account and (vi) the term and maturity of any Branch Account that is a certificate of deposit or similar time deposit.  On the Closing Date, the Deposits consisting of Certificates of Deposits held by Governmental Entities do not exceed $20,000,000 in the aggregate.

(c)    The Branch Deposits were solicited, opened, extended or made and have been maintained and currently exist in material compliance with all Applicable Laws (for purposes of this clause, a Deposit would not be in material compliance if the noncompliance subjects the depository institution to any penalty or liability other than the underlying liability to pay the Deposit).

(d)    The Branch Deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by law, subject in the case of Branch Deposits held by fiduciaries (other than Seller and its Affiliates) to such fiduciaries keeping appropriate records to the extent required by the FDIC.  Seller and Parent have no knowledge of any action by the FDIC to terminate Seller’s deposit insurance.

(e)    Seller has paid all premiums and assessments and has duly, timely and accurately filed all reports required to be filed by it with the FDIC or any other applicable bank regulatory authority.

Section 2.18    Operations of the Business.

(a)    Between June 30, 2009 and the date hereof, other than those actions taken in connection with the sale process conducted by Seller with respect to the Branch Business, which are listed on Section 2.18(a) of the Seller Disclosure Letter, Seller has conducted the Branch Business only in the ordinary course consistent with past practice.  Without limiting the generality of the foregoing, except as set forth in Section 2.18(a) of the Seller Disclosure Letter, since June 30, 2009 Seller has not, in respect of the Branch Offices:

(i)    Changed its interest rate or fee pricing policies with respect to Branch Deposits or Loans other than in the ordinary course of business consistent with past practice;

(ii)    Increased the salary, remuneration, or compensation or benefits of Employees, other than normal increases in accordance with Seller’s customary annual review and performance based remuneration policies as in existence on the date hereof, or paid or committed to pay any bonus to any such Employee;

(iii)    Terminated any Employee, except in the ordinary course of business consistent with past practice;

(iv)    Hired or promoted any Employee except in the ordinary course of business consistent with past practice, or transferred or reassigned any Employee other than to or from another Branch Office, except in the ordinary course of business consistent with past practice;

(v)    Amended, terminated, waived, assigned or modified the terms of any Loan or Deposit except in the ordinary course of business consistent with past practice;

(vi)    Amended, waived or modified Seller’s standard loan and deposit underwriting, credit servicing and operating policies and procedures;

(vii)    Sold, assigned or transferred any Branch Deposits to any other Person or branch, other than in the ordinary course consistent with past practice at the request of a customer;

(viii)    Released, compromised or waived any material claim or right for the benefit of Seller that would otherwise constitute an Asset;

(ix)    Sold, transferred, conveyed, or otherwise disposed of any Asset;

(x)    Placed or suffered an Encumbrance (other than a Permitted Encumbrance) upon any Asset;

(xi)    Closed, sold, consolidated, or relocated any Branch Office;

(xii)    Made any material change in any information technology system utilized by the Branch Offices;

(xiii)    Made any change to the accounting principles and practices used by Seller and Parent with respect to the Assets, Assumed Liabilities and the Branch Business; or

(xiv)    Agreed to any of the foregoing.

Section 2.19    No Adverse Change; Liabilities  Since June 30, 2009, there has been no Material Adverse Effect nor the occurrence of any change, circumstance, event or condition that would be reasonably likely to have a Material Adverse Effect.

Section 2.20    Availability of Assets.  Except as set forth in Section 2.20 of the Seller Disclosure Letter, the Assets constitute all the material assets used in the Branch Business.

Section 2.21    Insurance.  Seller or Parent maintains, owns or holds policies of insurance with respect to the Assets and the Branch Offices in such amounts, with such carriers and on such terms as is customary for similar businesses.

Section 2.22    Agreements with Governmental Entities.  Other than the Supervisory Agreement, dated as of January 15, 2009, by and between Seller and the Office of Thrift Supervision, and except as set forth in Section 2.22 of the Seller Disclosure Letter, Seller is not a party to any material agreement, understanding, consent decree or other arrangement with any federal or state banking regulator or agency with respect to the business of the Branch Offices, the Assets or the Assumed Liabilities. Seller has not received notice from any Governmental Entity indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

Section 2.23    Retirement Account Documentation.  Except as set forth in Section 2.23 of the Seller Disclosure Letter, the form of Master Individual Retirement Account Plan Adoption Agreement and the related Retirement Account disclosure statement made available to Purchaser constitute the form of the documents establishing the trustee or custodial arrangement in connection with all Retirement Accounts included in the Deposits.

Section 2.24    No Other Representations or Warranties.  Except as is expressly represented or warranted in this Agreement and in any certificates delivered by or on behalf of Seller or Parent pursuant to this Agreement or in any of the Specified Instruments, Purchaser acknowledges that neither Seller nor Parent makes any representation or warranty whatsoever with regard to the business of the Branch Offices, or any Assets being transferred to Purchaser or any Assumed Liability being assumed by Purchaser or as to any other matter or thing.  Without limitation, except with respect to the representations and warranties set forth in this Agreement and in any certificates delivered by or on behalf of Seller or Parent pursuant to this Agreement or in any of the Specified Instruments, Purchaser is acquiring the Assets AS IS, WHERE IS.  SELLER AND PARENT DISCLAIM ALL OTHER EXPRESS AND ALL IMPLIED WARRANTIES RELATING THERETO, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure letter delivered to Seller by Purchaser at or prior to the execution hereof (the “Purchaser Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), Purchaser hereby represents and warrants to Seller as follows:

Section 3.1    Corporate Organization and Powers.

(a)    Purchaser is a bank, duly organized, validly existing and in good standing under the laws of South Dakota.

(b)    Purchaser has the full power and authority to own, lease, license or operate the Assets and to carry on the Branch Business to be acquired hereunder and is duly qualified and in good standing to do business in South Dakota and in each other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate with all other such failures, have a material adverse effect on the ability of Purchaser to timely perform its obligations under this Agreement and the other documents, agreements or instruments to be executed by Purchaser pursuant to this Agreement and to consummate the transactions contemplated hereby and thereby (a “Purchaser Material Adverse Effect”).  Purchaser’s deposits are, subject to applicable monetary limits established by Applicable Law, insured by the FDIC in accordance with the FDIA, and Purchaser has paid all premiums and assessments and has duly, timely and accurately filed all reports required to be filed by it with the FDIC or any other applicable bank regulatory authority.

Section 3.2    Corporate Authority; No Violation.

(a)    Purchaser has the corporate power and authority to execute, deliver and perform this Agreement and any documents, agreements or instruments to be executed by Purchaser pursuant to this Agreement, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and any documents, agreements or instruments to be executed by Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of, and do not require any further corporate authorization on the part of, Purchaser or its stockholder.  This Agreement has been duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery of this Agreement by Seller) constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, and the other documents, agreements and instruments to be delivered by Purchaser to Seller pursuant to this Agreement will, when executed and delivered, be duly executed and delivered by Purchaser and will constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, in all cases except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b)    Neither the execution, delivery and performance by Purchaser of this Agreement or any document, agreement or instrument to be executed by Purchaser pursuant to this Agreement, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any of the terms or provisions hereof or thereof, will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the assets of Purchaser under (i) any provision of Purchaser’s Certificate of Incorporation or Purchaser’s By-laws; (ii) any Court Order applicable to Purchaser or any of Purchaser’s properties, assets or liabilities; (iii) any Permit; or (iv) any contract, lease, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Purchaser is a party, or by which Purchaser or any of its assets may be bound or affected.

Section 3.3    Consents and Approvals.  Except as set forth in Section 3.3 of the Purchaser Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other third party is required by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement by Purchaser or any document, agreement or instrument to be executed by Purchaser pursuant to this Agreement or the consummation by Purchaser of the transactions contemplated hereby or thereby (including the transfer of the Assets to Purchaser).

Section 3.4    Finders or Brokers.  Except for Keefe, Bruyette & Woods, Inc. (the fees and expenses of which shall be born solely by Purchaser), Purchaser has not agreed to pay any fee or commission to any agent, broker, finder or other Person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby.

Section 3.5    Litigation.  As of the date hereof, there is no action, suit, proceeding, inquiry or investigation, at law or in equity, before any Governmental Entity, agency or official, pending, or, to Purchaser’s knowledge, threatened, against Purchaser, wherein an unfavorable decision, ruling or finding would have a Purchaser Material Adverse Effect.

Section 3.6    Compliance with Laws.  Except as would not have a Purchaser Material Adverse Effect, to Purchaser’s knowledge (a) Purchaser is in compliance in all material respects with the provisions of all Applicable Laws, (b) except for regularly scheduled examinations, audits and full and limited scope reviews conducted by the Federal Reserve, FDIC, South Dakota Department of Revenue & Regulation, South Dakota Division of Banking and any other governmental authority under any Applicable Law, Purchaser has not received written notice of any pending investigation by any Governmental Entity and (c) Purchaser has all material Permits of all Governmental Entities necessary for the lawful conduct of the business being conducted by Purchaser.

Section 3.7    Approvals.  To Purchaser’s knowledge, there is no reason why the Requisite Regulatory Approvals required to be obtained by Purchaser shall not be obtained in a prompt and timely manner.  Purchaser is, and will be after consummation of the transactions contemplated hereunder and under the other documents, agreements or instruments to be executed by Purchaser pursuant hereto, (i) at least “well capitalized,” as defined for purposes of the FDIA and (ii) in compliance with all capital requirements, standards and ratios required by any Governmental Entity with jurisdiction over Purchaser, and as of the date hereof, to Purchaser’s knowledge no such Governmental Entity has indicated that it may condition any of the Requisite Regulatory Approvals upon an increase in Purchaser’s capital or compliance with any capital requirement, standard or ratio under Applicable Laws.

ARTICLE IV
COVENANTS OF THE PARTIES

Section 4.1    Business Obligations.  Continuing until the Closing Date, except as expressly set forth in Section 4.1 of the Seller Disclosure Letter, and except as otherwise expressly provided herein or as required by Applicable Law:

(a)    Seller shall (i) conduct the Branch Business and the operations of Seller relating thereto only in the ordinary course of business consistent with past practice and Applicable Law, (ii) maintain its books of account in accordance with Seller GAAP, (iii) use its commercially reasonable efforts to preserve the present business organization and business and employment relationships of the Branch Offices and preserve for itself and Purchaser the goodwill of the customers of, and others doing business with, the Branch Offices, and (iv) promptly inform Purchaser of all material issues and developments arising in relation to the Assets, the Assumed Liabilities and the Branch Business.

(b)    Notwithstanding Section 4.1(a), with respect to the Branch Offices, the Assets and the Assumed Liabilities, Seller shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably delayed, conditioned or withheld; provided that any consent with respect to clause (vii) immediately below shall be in the sole discretion of Purchaser:

(i)    Change its interest rate or fee pricing policies with respect to Branch Deposits or Loans other than (i) in the ordinary course of business consistent with past practice or (ii) to reflect interest rates allowed to be paid by depository institutions which are deemed undercapitalized pursuant to 12 C.F.R. § 337.6 and, in any event, Seller shall promptly inform Purchaser of any changes made to such interest rate or fee pricing policies;

(ii)    Increase the salary, remuneration, bonuses, compensation or benefits of the Employees, other than normal increases to compensation or bonuses in accordance with Seller’s customary annual review and performance based remuneration policies as in existence on the date hereof which do not increase the compensation and bonuses for any Employee by more than 2%;

(iii)    Terminate any Employee, except for cause (as defined in Seller’s employee guidelines as of the date hereof) and provided that Seller notifies Purchaser of such termination at the time thereof;

(iv)    Hire, promote, transfer or reassign any Employee (other than transfers or reassigns to or from another Branch Office in the ordinary course of business consistent with past practice);

(v)    Amend, terminate, waive, assign or modify any of the terms of any Lease or Contract other than Contracts that are not material to the operations of the Branch Office and then only in the ordinary course of business consistent with past practice;

(vi)    Enter into any lease, contract, agreement or commitment that would be deemed a Lease or Contract, other than Contracts with customers of the Branch Offices in the form of one of the nine (9) contracts listed in Part A of Section 1.1(a)(vi) of the Seller Disclosure Letter and then only in the ordinary course of business consistent with past practice;

(vii)    Enter into or approve any loan or a group of related loans in excess of $250,000 in the aggregate or enter into or approve any renewal of any existing Loan or group of related Loans in excess of $1,000,000 in the aggregate;

(viii)    Amend, terminate, waive, transfer, assign or modify any of the terms of any Loan or Branch Deposit, except in the ordinary course of business consistent with past practice and only to the extent not materially adverse to Seller or Purchaser;

(ix)    Amend, waive or modify Seller’s standard loan and deposit underwriting, credit servicing and operating policies and procedures except in response to changes in Applicable Laws or regulations; provided, that Seller shall promptly notify Purchaser of any such change;

(x)    Sell, assign or transfer any Branch Deposits to any other Person, including the sale, assignment or transfer of any Branch Deposits from any Branch Office to a different branch of Seller other than another Branch Office;

(xi)    Release, compromise or waive any claim or right for the benefit of Seller that would otherwise constitute an Asset, other than in the ordinary course of business consistent with past practice;

(xii)    Sell, transfer, convey, or otherwise dispose of any Asset;

(xiii)    Place or suffer the existence of an Encumbrance (other than a Permitted Encumbrance) upon any Asset;

(xiv)    Acquire or purchase Personal Property involving, individually in excess of $25,000 or in the aggregate in excess of $100,000, or enter into any lease with respect to Personal Property involving in excess of $25,000 in the case of a lease or $100,000 in the case of all leases, or remove any individual item of Personal Property with a fair market value in excess of $500 from its current location;

(xv)    Close, sell, consolidate, or relocate any Branch Office;

(xvi)    Make any material changes to any information technology systems utilized by the Branch Offices;

(xvii)    Make any change in the accounting policies and practices of Seller applicable to the Branch Business, the Assets and the Assumed Liabilities, except as required by Seller GAAP;

(xviii)    Fail to make additional extensions of credit in the ordinary course of business consistent with past practices (subject to Seller’s customary credit underwriting qualifications) to any customer with any Loan with an aggregate principal amount of less than $250,000; or

(xix)    Agree to do any of the foregoing.

Section 4.2    Access.

(a)    Between the date of this Agreement and the Closing Date, Seller shall afford to Purchaser and its authorized agents and representatives access upon reasonable notice, during normal business hours, to the employees, vendors, service providers and properties of Seller and all the books, records, contracts, documents and other information in each case relating to the Branch Business, the Assumed Liabilities, the Assets or the Employees, and shall furnish to Purchaser and its authorized agents and representatives such additional information and access relating to the Branch Business, the Assumed Liabilities, the Assets and the Employees as Purchaser may reasonably request; provided, that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty regarding any matter except as expressly set forth in this Agreement.  Notwithstanding the foregoing, Seller shall not be required to provide any information that, based on the advice of counsel, it may not provide to Purchaser by reason of Applicable Law, that constitutes information protected by attorney/client privilege, or that it is required to keep confidential by reason of contract or agreement with third parties.  Seller shall cause its personnel to provide reasonable assistance to Purchaser in Purchaser’s investigation of matters relating to the Branch Business, the Assets, the Assumed Liabilities and the Employees; provided such assistance does not unreasonably interfere with such personnel’s job duties.  Further, Purchaser and its authorized agents and representatives (including its environmental consultants) shall be given access to the Owned Real Property, the Ground Leased Property and the Leased Real Property and Seller’s data processing facilities for all reasonable purposes, including the undertaking of environmental assessments; provided, however, that Purchaser’s investigation shall be conducted in a manner which does not unreasonably interfere with Seller’s normal operations, customers, and employee relations and no intrusive sampling or other intrusive environmental investigations shall be conducted without Seller’s prior consent, which shall not be unreasonably delayed, conditioned or withheld.  Prior to the Closing, all information furnished by Seller to Purchaser or its agents or representatives pursuant hereto or by Purchaser to Seller or its agents or representatives shall be subject to the Confidentiality Agreement, June 15, 2009, by and between Parent and National Australia Bank (the “Confidentiality Agreement”).  No investigation made by Purchaser or its agents or representatives shall affect the representations and warranties of Seller hereunder.

(b)    Between the date of this Agreement and the Closing Date, Seller shall, in each case in connection with Seller’s review and approval of any Loans or proposed Loans in excess of $250,000 (i) deliver to Purchaser’s designee copies of all materials provided to Seller’s employees (as well as provide Purchaser access to all information relating to the relevant customer held by Seller), (ii) include Purchaser’s designee on all correspondence and (iii) to the extent reasonably practicable, allow Purchaser to act as an observer (either in person or by other means of communication) at any formal credit meetings of Seller’s employees.

(c)    With respect to the Branch Deposits, between the date of this Agreement and the Closing Date, Seller shall provide Purchaser:

(i)    on a weekly basis on the Tuesday following the end of each week, a list of (A) Branch Deposits overdrawn by more than $25,000, (B) any Loan overdraft lines of credit greater than thirty (30) days past due, (C) any new Branch Deposits opened and (D) any Branch Deposits closed in each case during such week; and

(ii)    on a monthly basis no later than five (5) Business Days following the end of each month, an updated Branch Account Report as of the last day of the immediately preceding month.

(d)    With respect to the Loans, between the date of this Agreement and the Closing Date, Seller shall provide to Purchaser on a monthly basis no later than ten (10) Business Days following the end of any given month, a report detailing (i) any changes in the criteria regarding the Loans set forth in Section 1.1(a)(ii), (ii) any deficiency or shortfall in the escrow account for any Loan, (iii) all reporting produced in relation to Seller’s participations in Old Republic Loans, detailing any changes to the portfolio of such Old Republic Loans and (iv) details of all letters of credit issued by the Branch Offices, including any changes in amounts outstanding under such letters of credit, in each case during the preceding month.

Section 4.3    Approvals and Consents.

(a)    Each party hereto shall cooperate with the other party and use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of Governmental Entities which are necessary or advisable for such party to consummate the transactions contemplated by this Agreement; provided that, except to the extent expressly set forth in Schedule 4.3(a), neither Seller nor Purchaser nor any of their respective Affiliates shall have any obligation to offer or pay any consideration or agree to any restriction, covenant, undertaking, limitation or divestiture of any kind whatsoever in order to obtain any such consents or approvals; and provided, further, that Seller shall not make any agreement or understanding affecting the Assets, the Assumed Liabilities or the Branch Business as a condition for obtaining any such consents or waivers except with the prior written consent of Purchaser.  Seller will act diligently and reasonably in attempting to obtain, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Purchaser, from any party to any Contract or Lease required to be obtained to assign or transfer any such agreements to Purchaser or to otherwise satisfy the conditions set forth in Section 9.2.  The parties have the right to review in advance and, to the extent practicable, will consult the other, subject to Applicable Laws relating to the exchange of information and except to the extent that such information would be, or relates to information that would be, filed under a claim of confidentiality, on all the information relating to Purchaser or Seller, as the case may be, and any of their respective Affiliates, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  The party responsible for a filing as set forth above shall promptly deliver to the other party evidence of the filing of all applications, filings, registrations and notifications relating thereto (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof).  The party responsible for a filing shall also promptly deliver to the other party a copy of each material notice, order, opinion and other item of correspondence received by such filing party from any Governmental Entity in respect of any such application (except for any confidential portions thereof).  In exercising the foregoing rights and obligations, each of the parties hereto shall act reasonably and as promptly as practicable.  Notwithstanding anything to the contrary in this Section 4.3, (i) each of the parties hereto shall file with the appropriate Governmental Entity all applications for all regulatory approvals, consents, permits and authorizations which such party is required to obtain in connection with the consummation of the transactions contemplated by this Agreement within ten (10) Business Days after the execution hereof and (ii) each of the parties hereto agrees that, between the date of this Agreement and the Closing Date, it will not knowingly take any actions that would obstruct or prevent it from obtaining the Requisite Regulatory Approvals.

(b)    Purchaser and Seller shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Purchaser, Seller or any of their respective subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement (except to the extent that such information would be, or relates to information that would be, filed under a claim of confidentiality).

(c)    Purchaser and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity relating to this Agreement whose consent or approval is required for consummation of the transactions contemplated by this Agreement.

(d)    Seller shall cooperate in a commercially reasonable fashion with Purchaser so that Purchaser may substitute, effective as of the Closing Date, any collateral posted by Seller as security for any Deposits by depositors.  Purchaser shall use its commercially reasonable efforts to make arrangements acceptable to such depositors effective as of the Closing Date to replace Seller’s collateral with collateral belonging to Purchaser; provided, however, that if replacement collateral is not obtained by Purchaser for any such Deposits as of the Closing Date, Seller shall be entitled to terminate its existing collateral arrangements effective as of the Closing and, notwithstanding anything herein to the contrary, such termination shall not be deemed to constitute or result in any breach of representation, warranty, covenant or other agreement made by Seller and/or Parent hereunder.

Section 4.4    Further Assurances.  From time to time after the Closing, each party, without further consideration, shall execute and deliver, or cause to be executed and delivered, such instruments and take such action as may be reasonably necessary or requested by the other party in order to carry out the transactions contemplated by this Agreement.  Without limiting the foregoing, on and after the Closing Date, Seller shall (a) give such further assistance to Purchaser and shall execute, acknowledge, and deliver all such instruments and take such further action as may be reasonably necessary and appropriate or reasonably requested by Purchaser effectively to transfer to, and vest in, Purchaser full, legal, and equitable title to the Assets and put Purchaser in possession of the Assets, (b) in the case of Leases, Contracts and Assigned Permits included in the Assets (i) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Purchaser in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its commercially reasonable efforts to secure to Purchaser, at Purchaser’s sole cost and expense, the benefits thereof in some other manner or (ii) which are otherwise not transferable or assignable, to use its commercially reasonable efforts jointly with Purchaser to secure to Purchaser, at Purchaser’s sole cost and expense, the benefits and burdens thereof in some other manner (including the exercise of the rights of Seller thereunder), in the case of each of clause (i) and (ii) immediately above to the extent requested by, and at the option of, Purchaser; provided, however, that nothing herein shall relieve Seller of its obligations under Sections 4.24, 4.25 and 9.2 and (c) use reasonable efforts to assist Purchaser in the orderly transfer of the Assets and Deposits.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assigned Permit, Contract or Lease if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.

Section 4.5    Withholding.  Seller shall deliver to Purchaser on the Closing Date a list of all Deposits with respect to which, as of five (5) calendar days prior to the Closing Date, (a) a taxpayer identification number (“TIN”) is missing or to the knowledge of Seller is incorrect or (b) Seller has received notice from the IRS indicating that, as of the date of such delivery under this Section 4.5, backup withholding is required.  Such delivery shall include the date on which such IRS notice was received and the status with respect to such notice.

Section 4.6    Retirement Accounts.  At the Closing, to the extent not located at the Branch Offices, Seller shall deliver to Purchaser in a true and complete form, the trust documents for the Retirement Accounts assumed by Purchaser under Section 1.3 of this Agreement.

Section 4.7    Reports.  Subsequent to the Closing Date, Purchaser shall make all reports required to be made in the ordinary course to any Governmental Entity or otherwise with respect to the Branch Offices, including without limitation, federal, state and local income Tax reporting of Retirement Accounts, 1099 information returns and other required Tax forms, and cash transaction reports; provided, however, that Purchaser’s obligations with respect to such cash transaction reports shall only apply to the extent that any such report relates to matters occurring after the Closing Date.  Seller shall make all such cash transaction reports with respect to matters occurring on or prior to the Closing Date and shall cooperate with Purchaser with respect to any other reports.  All such reports shall be made to the holders of accounts and to the applicable Governmental Entities.  Notwithstanding anything contained in this Section 4.7, to the extent permitted by Applicable Law, Purchaser and Seller shall cooperate with each other to ensure that one report relating to each of the Retirement Accounts and healthcare spending accounts will be provided, by Purchaser, to each account holder and the applicable Governmental Entity for the taxable period which includes the Closing Date.

Section 4.8    Transition Procedures.  Schedule 4.8 sets forth certain procedures in connection with the transfer of the Assets and Assumed Liabilities and each of Seller and Purchaser agrees to comply with the terms and provisions thereof.

Section 4.9    Transfer Fees.  One-half (1/2) of all fees incurred in connection with the obtaining of third party consents for transfer of the Assets from Seller to Purchaser and the assumption by Purchaser of the Assumed Liabilities shall be paid by each of Seller and Purchaser; provided, however, that Seller shall not negotiate or agree to any changes to the terms of any Lease or Contract, including any increase in the amount payable under any of the Leases, in order to obtain any consent to the assumption of such Leases or Contracts by Purchaser without the consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion.  One-half (1/2) of all Participation Agreement Transfer Fees incurred shall be paid by each of Seller and Purchaser.

Section 4.10    Assumption of Retirement Account Deposits.  With respect to Deposits held in Retirement Accounts, Seller will use commercially reasonable efforts and will cooperate with Purchaser, both before and after the Closing, in taking whatever actions are reasonably necessary to accomplish the appointment of Purchaser as successor trustee/custodian, such appointment to be effective as of the Closing Date, including sending to the depositors thereof appropriate notices in form and substance reasonably satisfactory to Purchaser, cooperating with Purchaser in soliciting consents from such depositors to the extent required, and filing any appropriate applications with applicable regulatory authorities.  Upon appointment as successor trustee/custodian by Seller after the Closing Date, Purchaser shall succeed to the rights, obligations, properties, assets, investments, deposits, agreements and trusts of Seller under such Retirement Accounts, all to the same extent as though Purchaser had originally assumed such appointments; provided that Purchaser shall have no liability for any action or failure to act by Seller with respect to Retirement Accounts that occurred on or prior to the Closing Date.  The Retirement Account of any customer objecting to the appointment of Purchaser (or its designee) as successor trustee/custodian shall be excluded from the Deposits and shall be deemed to be an “Excluded Liability” for the purposes of this Agreement.

Section 4.11    Insurance.  Until the Closing Date, Seller and/or Parent shall maintain in full force and effect any and all of their respective insurance policies or comparable policies relating to the Branch Offices and the Personal Property.

Section 4.12    Taxpayer Information and Reporting.

(a)    Seller shall deliver to Purchaser within three (3) Business Days after the Closing Date: (i) TINs (or record of appropriate exemption) for all holders of Branch Accounts and (ii) all other information in Seller’s possession or reasonably available to Seller required by Applicable Law to be provided to the IRS with respect to the Assets and Deposits and the holders thereof (collectively, the “Taxpayer Information”).  All such Taxpayer Information shall reflect such information as of the Closing Date.

(b)    Seller shall report from January 1, 2009 through the Closing Date all interest credited to, interest withheld from, and early withdrawal penalties charged to the Deposits.  Purchaser shall report after the Closing Date through the end of the calendar year all interest credited to, interest withheld from, and early withdrawal penalties charged to the Deposits.  Such reports shall be made to the holders of the Deposits and to the applicable federal and state regulatory agencies in accordance with Applicable Laws.

Section 4.13    Assistance Clause.  In connection with any audit or other examination by any Governmental Entity, or any judicial or administrative proceeding relating to the Assets transferred to Purchaser or Assumed Liabilities assumed by Purchaser as contemplated by this Agreement, Seller and Purchaser agree to provide each other such assistance as may be reasonably requested.  In the event that Seller must obtain information regarding the Assets transferred to Purchaser or the Assumed Liabilities assumed by Purchaser in connection with any such audit, execution or proceeding, and such information is in the possession or control of Purchaser, Purchaser shall perform the required research on behalf of Seller and make copies of, and excerpts from, such books and records as reasonably required by Seller.  In the event that Purchaser must obtain information regarding the Assets transferred to Purchaser or the Assumed Liabilities assumed by Purchaser in connection with any such audit, execution or proceeding, and such information is in the possession or control of Seller, or for any other reason requires any information regarding the Assets, the Assumed Liabilities, the Branch Business or the Employees and such information is in control or possession of Seller, Seller shall perform the required research on behalf of Purchaser and make copies of, and excerpts from, such books and records as reasonably required by Purchaser.  Purchaser shall retain all Records received from Seller as required by Applicable Laws and Purchaser’s record retention practices provided that in no event shall Purchaser retain such records for a period of less than seven (7) years from the Closing Date; provided, however, that if Seller notifies Purchaser during such period that any Tax year of Seller is under examination by any Taxing authority, books and records relating to such examination shall be either, in Purchaser’s sole discretion, (a) maintained by Purchaser until a final determination of the tax liability of Seller for that year has been made and notice thereof provided to Purchaser or (b) remitted to Seller (after redaction of any portion of such books and records relating to income Taxes of Purchaser).  Seller shall retain all records relating to the Assets, Assumed Liabilities, Branch Business and Employees not transferred to Purchaser as required by Applicable Laws and Seller’s record retention practices provided that in no event shall Seller retain such records for a period of less than seven (7) years from the Closing Date, provided, however, that if Purchaser notifies Seller during such period that any Tax year of Purchaser is under examination by any Taxing authority,  books and records relating to such examination shall be either, in Seller’s sole discretion, (i) maintained by Seller until a final determination of the tax liability of Purchase for that year has been made and notice thereof provided to Seller or (ii) remitted to Purchaser (after redaction of any portion of such books and records relating to income Taxes of Seller).

Section 4.14    Transfer of Safe Deposit Box Businesses.  No later than the time of the notice sent pursuant to section 1.1(a) of Schedule 4.8, Seller shall notify the owners of each of the safe deposit boxes at the Branch Offices, by a letter in a form mutually acceptable to Purchaser and Seller, that, in connection with such transactions, Seller shall, subject to the Closing, assign to Purchaser the safe deposit agreements between Seller and each of such parties on the Closing Date.  Seller and Purchaser shall cooperate with respect to transferring the Safe Deposit Box Business from Seller to Purchaser, including moving or entering the safe deposit boxes.  Seller shall take all necessary action to put Purchaser in possession of all safe deposit boxes contents, keys and related agreements.

Section 4.15    Updating Disclosure Letter.  On the day prior to the Closing, Seller shall deliver to Purchaser updated versions of the Seller Disclosure Letter with the latest information available to Seller as of three (3) Business Days prior to the Closing Date.  Within three (3) Business Days after the Closing Date, Seller shall deliver to Purchaser final versions of the Seller Disclosure Letter covering all transactions through the Closing Date.  No updating of the Seller Disclosure Letter pursuant to this Section 4.15 shall relieve Seller from any liability for a breach of Seller’s representations and warranties set forth herein or otherwise affect the representations and warranties of Seller or any other provision of this Agreement, including Sections 1.1 and 1.2.

Section 4.16    Book Value Schedule.  At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a true and complete schedule (the “Book Value Schedule”) setting forth the aggregate book value, net of accumulated depreciation, as of the last day of the month immediately preceding the month in which the Closing occurs (or, if the Closing occurs within the first week of a given month, as of the last day of the most recently available month), of:  (a) the Personal Property located at the Branch Offices, (b) the Leasehold Improvements and (c) the Owned Real Properties (with respect to which the current real property tax assessed value (as set forth in Section 2.13(g) of the Seller Disclosure Letter) shall also be set forth), in each case determined in accordance with Seller GAAP.  Such schedule shall be subject to the approval of Purchaser, which approval shall not be unreasonably delayed, conditioned or withheld.

Section 4.17    Delivery and Conversion of Records.  On the Closing Date, Seller shall deliver to Purchaser the Records, to the extent that any such Records are not located at the Branch Offices; provided, that with respect to Records in image format, Seller shall cooperate with and assist Purchaser to convert Records held in image format to a format compatible with Purchaser’s systems so that such conversion will be effected on the Closing Date.

Section 4.18    No Solicitation of Customers by Purchaser Prior to Closing.  At any time prior to the Closing Date, Purchaser shall not, and shall not permit any of its Affiliates to, conduct any mass marketing or other form of solicitation which is specifically targeted to induce customers whose Deposits are to be assumed or whose Loans are to be acquired by Purchaser pursuant to this Agreement to discontinue or limit their account relationships with Seller or to conduct any media or customer solicitation activities outside of the ordinary course of business of Purchaser consistent with past practice, which are specifically targeted to induce any such customers to discontinue or limit any such relationships, it being understood and agreed that the foregoing is not intended to prohibit (a) general advertising or solicitations directed to the public generally, (b) other similar activities conducted in the ordinary course of business of Purchaser consistent with past practice and (c) any activities pursuant to or in furtherance of this Agreement.

Section 4.19    Other Pre-Closing Transition Items.

(a)    Seller and Purchaser agree to cooperate to identify prior to Closing any contracts, leases and other agreements of Seller attributable to the operation of the Branch Offices, if any, that may be added as Contracts in the mutual agreement of Seller and Purchaser.

(b)    Seller and Purchaser agree to cooperate to identify any Deposits which have become Excluded Deposits or any Loans which have become Excluded Loans between the date of this Agreement and the Closing.

(c)    Seller agrees to cooperate prior to Closing with Purchaser in connection with the entry of any Employees identified by Purchaser into employment retention agreements with Purchaser as of the Closing Date.

Section 4.20    Non-Solicitation of Business and Transferred Employees.

(a)    In consideration of the purchase of the Assets and assumption of the Assumed Liabilities by Purchaser, Seller shall not, and shall cause Parent and the subsidiaries of Seller and Parent not to, for a period of four (4) years after the Closing Date, solicit, on behalf of itself or others, deposits, loans, brokerage or other business from customers (i) located in the Specified Localities or (ii) whose Deposits are assumed or whose Loans, safe deposit or any other business are acquired by Purchaser hereunder; provided, that nothing in this Section 4.20(a) shall prohibit Seller from making any such solicitation with respect to any customer’s business if (A)(x) such solicitation occurs outside of the Specified Localities and (y) such solicitation is not directed at attracting any of the customers described in clause (i) or (ii) of this Section 4.20(a), or (B) such solicitation is related solely to the business of United Farm & Ranch Management, Inc.; and provided further that nothing in this Section 4.20(a) shall prevent Seller, Parent or any of their respective subsidiaries from (1) soliciting so-called “brokered” certificates of deposit, or (2) utilizing Omaha, Nebraska or other statewide broad-based media advertising which is not specifically targeted at Branch Office locations.

(b)    Notwithstanding anything to the contrary herein, Seller or any Affiliate may continue to engage in all customary communications, including distribution of solicitations and promotional materials, with any customers of the Branch Offices with whom Seller or any Affiliate maintains a banking, lending, brokerage or other financial relationship pursuant to or as permitted by the terms of this Agreement after the Closing Date (including obligors under Excluded Loans and holders of any Excluded Deposit).  For purposes of this Agreement, “Specified Localities” means the counties or areas thereof in the states of Iowa and Nebraska listed on Schedule 4.20(a).

(c)    Notwithstanding anything to the contrary herein, with respect to any Branch Office not being acquired by Purchaser hereunder pursuant to Schedules 4.3(a) or 11.1(c)(iii), nothing shall prohibit Seller from making any solicitation prohibited by Section 4.20(a) with respect to any customer’s business if such solicitation is not directed at attracting any of the customers described in clause (i) or (ii) of Section 4.20(a).

(d)    In consideration of the purchase of the Assets and assumption of the Assumed Liabilities by Purchaser, Seller shall not, and shall cause Parent and the subsidiaries of Seller and Parent not to, for a period of four (4) years after the Closing Date, hire or solicit, on behalf of itself or others, any of the Transferred Employees to leave the employ of Purchaser or its Affiliates or violate the terms of their contracts, or any employment arrangements, with Purchaser or any of its Affiliates unless (1) such Transferred Employee’s employment with Purchaser or any of its Affiliates was terminated by Purchaser or any such Affiliate, or (2) such

Transferred Employee has been separated from his or her service with Purchaser and each of its Affiliates for a period of six consecutive months. Notwithstanding the foregoing, Seller and its Affiliates may engage in general employment advertisement directed to the public generally.

(e)    Notwithstanding anything to the contrary set forth therein, the restrictions set forth in Section 4.20(a) shall not apply to any Person that acquires all or any portion of the assets or equity interests in Seller, Parent or their respective subsidiaries, including any acquisition of branch offices other than the Branch Offices (whether by merger, consolidation, stock or asset purchase, or other similar transaction) so long as such Person does not use any of Seller’s brands or any Records or information derived therefrom in soliciting customers.

Section 4.21    Covenant Not to Compete.

(a)    From and after the Closing, and for a period of four (4) years following the Closing Date, other than for the purpose of (i) winding-down the Excluded Assets specified in Sections 1.2(a)(i), 1.2(a)(ii)(E) and 1.2(a)(ii)(F) and (ii) any Branch Office (including all assets and liabilities relating thereto) excluded from the Assets and Assumed Liabilities and held by Seller as of the Closing Date, Seller shall not, and shall cause Parent and the subsidiaries of Parent and Seller not to, enter into any agreement to, acquire, lease, purchase, own, operate or use any building, office or other facility or premises located in the Specified Localities for the purpose of making loans, accepting deposits, cashing checks, originating mortgages, or offering brokerage or insurance services.  Notwithstanding the foregoing, nothing in this Section 4.21(a) shall restrict Seller, Parent or their respective subsidiaries from (i) maintaining any existing lending relationship with or extending any new loans to any existing customer, including any customer of a Branch Office, any of whose loans are not acquired by Purchaser hereunder or (ii) extending any new land development and residential real estate construction loans to any customer, including any customer of a Branch Office; provided that any of the activities described in clauses (i) or (ii) do not close in any of the Specified Localities.

(b)    Notwithstanding anything to the contrary set forth therein, the restrictions set forth in Section 4.21(a) shall not apply to any Person that acquires all or any portion of the assets or equity interests in Seller, Parent or their respective subsidiaries, including any acquisition of branch offices other than the Branch Offices (whether by merger, consolidation, stock or asset purchase, or other similar transaction) so long as such Person does not use any of Seller’s brands or any Records or information derived therefrom in engaging in any of the activities set forth in Section 4.21(a).

Section 4.22    Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.

(a)    Each party hereto shall refrain from taking any action which would knowingly render any of its representation or warranty contained in Article II or III inaccurate as of the Closing Date.  Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b)    During the period prior to the Closing Date, Seller will notify Purchaser of (i) any material adverse change in the condition of the Assets, the Assumed Liabilities or the Branch Business, (ii) any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced which would have been listed in Section 2.7 of the Seller Disclosure Letter if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof, (iii) any notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the transactions contemplated by this Agreement, and (iv) any material default under any Contract, Lease or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Seller has knowledge.

Section 4.23    Use of Licensed IP.  For a period of three (3) months after the Closing Date, Purchaser and its Affiliates shall have the royalty-free right to use the name of Seller in connection with signage existing prior to Closing, as well as to refer to the Branch Business as “formerly TierOne Bank” and, with the prior written consent of Seller, which shall not be unreasonably delayed, conditioned or withheld, to use such reference in advertising or in the description or name of any service or product from time to time purchased, processed, manufactured or sold by Purchaser and its Affiliates in continuation of the Branch Business.

Section 4.24    Landlord’s Consent.  Seller shall use its commercially reasonable efforts so that at least thirty (30) days prior to the Closing Date, Seller shall obtain from each lessor or landlord under a Tenant Lease which requires the consent of the lessor or landlord thereunder to an assignment of each such Tenant Lease, and shall obtain within a like time period with respect to each Ground Lease, a consent to assignment by Seller of Seller’s interest in such Tenant Leases or Ground Leases (“Landlord’s Consent”), each of which shall be substantially in such form attached as Exhibit 4.24; or, if Seller, after reasonable diligence, cannot obtain such Landlord’s Consents substantially in the form of Exhibit 4.24, then such Landlord’s Consents shall be in a form reasonably acceptable to Purchaser.  Seller shall have no obligation to offer or pay any consideration in order to obtain any such consents or approvals.  All Tenant Leases requiring the lessor’s or landlord’s consent to Seller’s assignment of its interest therein are set forth on Section 2.3 of the Seller Disclosure Letter.

Section 4.25    Tenant’s Estoppel Certificates.  Seller shall use its commercially reasonable efforts so that at least five (5) Business Days prior to the Closing Date, Seller shall obtain from each tenant or lessee under a Landlord Lease, an estoppel certificate executed by each such tenant or lessee under a Landlord Lease (“Tenant’s Estoppel Certificate”), each of which Tenant’s Estoppel Certificates shall be substantially in such form attached as Exhibit 4.25; or, if Seller, after reasonable diligence, cannot obtain such Tenant’s Estoppel Certificates substantially in the form of Exhibit 4.25, then such Tenant’s Estoppel Certificate shall be in a form reasonably acceptable to Purchaser.  Seller shall have no obligation to offer or pay any consideration in order to obtain any such certificates.

Section 4.26    Title and Title Survey.
(a)    Seller shall reasonably cooperate with Purchaser (at Purchaser’s cost and expense, subject to the other terms and provisions of Section 4.26(b)) to obtain within a commercially reasonable time after the date of this Agreement, title commitments for owners’ policies of title insurance (each, a “Title Commitment”) prepared by Chicago Title Insurance Company or another title insurance company selected by Purchaser (“Title Company”) and certified ALTA surveys prepared by licensed surveyors selected by Purchaser (each, a “Survey”), with respect to all of the Owned Real Properties and all of the Ground Leased Properties.  Each such Survey:  (a) shall be an ALTA survey duly certified by the respective surveyor to Purchaser, the Title Company and any other parties selected by Purchaser; and (b) shall be in form and substance reasonably acceptable to Purchaser and the Title Company.  Any encroachments or other survey defects with respect to the buildings, structures and other improvements thereon, and encroachments or other survey defects with respect to the property lines and boundaries thereof, in each case, other than Permitted Encumbrances shown by either the Surveys or the Title Commitments shall be subject to the terms and provisions of, and shall be handled between the parties as provided in, Section 4.26(b) below.  Purchaser shall deliver to Seller copies of the Title Commitments (together with the underlying title documents (but only to the extent provided to Purchaser by the Title Company) and the Surveys within ten (10) days after receipt of the same by Purchaser.  Each such Title Commitment shall reflect that upon payment of all premiums and charges due for such title insurance and satisfaction of the other conditions therein, Purchaser shall be vested with good, marketable and fee simple title to all such Owned Real Properties and a first priority ground lessee’s leasehold interest in each of the Ground Leased Properties, subject only to Permitted Encumbrances and other Title Defects (if any) accepted by Purchaser pursuant to Section 4.26(b) below.  Each Title Commitment delivered pursuant to this Section 4.26 shall contain, at Purchaser’s cost and expense, subject to the other terms and provisions of Section 4.26(b), the following endorsements, but only to the extent available in the applicable jurisdiction and only to the extent Purchaser obtains Surveys for the Owned Real Properties, and subject to Permitted Encumbrances and other Required Removal Exceptions accepted by Purchaser pursuant to Section 4.26(b):  Zoning 3.1 (with parking), access, contiguity, survey (same/same), permanent index (tax parcel) number, owner’s comprehensive, and extended coverage (deletion of standard exceptions), and any other endorsements reasonably required by Purchaser.

(b)    Within ten (10) Business Days after Purchaser obtains both the Title Commitment and the Survey for each parcel of Owned Real Property and Ground Leased Property, Purchaser shall give to Seller notice with reasonable detail (the “Title Notice”) of any matter which Purchaser reasonably determines to be a title or survey defect that is not a Permitted Encumbrance (“Title Defect”).  With the exception of liens evidencing monetary encumbrances set forth in any of the Title Commitment or Surveys (excluding only monetary encumbrances (if any) on a landlord’s interest in any Ground Leased Property as may be set forth in a Title Commitment covering any such Ground Leased Property) (collectively, “Monetary Liens”), any matters set forth in the Title Commitments or Surveys to which Purchaser does not timely object in a Title Notice shall be deemed to be Permitted Encumbrances with respect to the affected Owned Real Properties and Ground Leased Properties, as the case may be.  For Title Defects (other than Monetary Liens) Seller shall use all commercially reasonable efforts to discharge from title or cause the Title Company to insure over, at or prior to Closing (collectively, “Required Removal Exceptions”).  Seller shall discharge all Monetary Liens at or prior to the Closing or Seller shall cause the Title Company to insure over the same at or prior to Closing at Seller’s sole cost and expense.  In addition, Seller shall use all commercially reasonable efforts to discharge all Required Removal Exceptions at or prior to Closing, provided however, that Seller shall notify Purchaser in writing (the “Seller Title Notice”) at least ten (10) Business Days prior to Closing if Seller, after exerting all commercially reasonable efforts has not been able to discharge, or cause the Title Company to insure over, a Required Removal Exception; and, in such event, the Seller Title Notice shall also provide demonstrable evidence of Seller’s commercially reasonable efforts to effectuate a cure as aforesaid.  If Seller delivers a Seller Title Notice informing Purchaser that, after exerting all commercially reasonable efforts to discharge or cause the Title Company to discharge or insure over any such Required Removal Exception, such Required Removal Exception has not been so discharged or insured over, then Purchaser, at Closing, shall accept title to such Owned Real Property and/or a valid leasehold interest in the Ground Leased Property subject to the uncured Required Removal Exception; provided, however, that any such uncured Required Removal Exception, to the extent it is not a Permitted Encumbrance, shall remain a liability of Seller after Closing under, and subject to indemnification pursuant to, Section 12.1 of this agreement.  Notwithstanding anything contained herein to the contrary, (i) Seller shall be required to remove any Encumbrance caused, created or consented to by Seller and/or its agents, contractors, employees and Affiliates after the date of this Agreement; and (ii) nothing shall relieve Seller of the obligation to deliver to Purchaser fee simple title to the Owned Real Properties and/or a valid leasehold interest in the Ground Leased Properties, and title exceptions relating to Seller’s fee simple ownership of the Owned Real Properties are not in the nature of, and shall not be deemed to be, title exceptions to which Purchaser is agreeing to take title under this Section 4.26(b) or otherwise.

(c)    On or prior to the Closing Date, Seller shall deliver to Purchaser, at Purchaser’s sole cost and expense, final dated-down Title Commitments (for the issuance of final title policies), which final dated-down Title Commitments Seller shall deliver to Purchaser at closing, and Purchaser shall pay, at Closing, all costs and expenses of the Title Company for all title insurance work charges, searches, title examinations, abstracts, all ALTA title insurance premiums and all endorsements (subject, however, to Seller’s obligation to pay for title expenses relating to the discharge or cure of Monetary Liens and Required Removal Exceptions as provided in Section 4.26(b) above).  One-half (1/2) of all escrow closing fees and charges (excluding the aforementioned costs and expenses to be paid by Purchaser), including any fees and charges relating to New York style closing fees and charges, shall be paid by each of Seller and Purchaser at Closing.

(d)    Seller shall use commercially reasonable efforts to provide Purchaser with a brief description of all Owned Real Properties, showing the record title holder, legal description, permanent index (tax) number, location and common address of such Owned Real Properties and each option held by Seller to acquire any of the Owned Real Properties.

Section 4.27    Real Estate Transfer Declarations.  Each of Seller and Purchaser shall execute and deliver to the other at Closing, such customary and required municipal, county and state real estate transfer declarations as may be required to transfer the Owned Real Properties from Seller to Purchaser.

Section 4.28    Assignments of Mortgage Loans.

(a)    As to each Loan (a “Mortgage Loan”) that is secured by a mortgage, deed of trust, trust deed, financing statement, fixture filing, security agreement, collateral pledge, or other instrument that is recorded against any real property associated with any such Loan (collectively, a “Mortgage”) no later than ten (10) Business Days prior to the Closing Date, Seller shall deliver to Purchaser, in form and substance reasonably satisfactory to Purchaser, the following information:

(i)    the name of each mortgagor, trustor, borrower or obligor (as the case may be) (a “Mortgagor”) under each Mortgage;

(ii)    the common address of the real property secured by each such Mortgage (“Mortgaged Property”);

(iii)    the date of recording of each Mortgage, together with the book, page and document number (or comparable information) of each such Mortgage (and any other relevant recording information);

(iv)    the permanent index number or tax parcel number (as the case may be) of the Mortgaged Property; and

(v)    the legal description of each such Mortgaged Property.

(b)    Seller shall deliver to Purchaser ten (10) Business Days prior to the Closing Date the information set forth in Section 4.28(a), updated as of such date.

(c)    With respect to the Mortgage Loans covering real property in jurisdictions where, based on established custom and practice and as reasonably determined by Purchaser, its legal counsel and the Title Company, the applicable county recorder will accept blanket assignments of mortgages, Seller shall deliver at least ten (10) Business Days prior to the Closing Date, for each county, an Omnibus Assignment of Loans and Loan Documents for all of such Mortgages in each county substantially similar in form and substance to the form of Omnibus Assignment of Loans and Loan Documents attached hereto as Exhibit 4.28(c), with such amendments or modifications as Purchaser may require from time to time to satisfy applicable legal or recording requirements (an “Omnibus Assignment of Loan Documents”).

(d)    With respect to the Mortgage Loans covering real property in jurisdictions where, based on established custom and practice and as reasonably determined by Purchaser, its legal counsel and the Title Company, the applicable county recorder will not accept blanket assignments of mortgages, Seller shall deliver at least ten (10) Business Days prior to the Closing Date, for each such Mortgage, an individual Assignment of Loans and Loan Documents substantially similar in form and substance to the form of Assignment of Loans and Loan Documents attached hereto as Exhibit 4.28(d), with such amendments or modifications as Purchaser may require from time to time to satisfy applicable legal or recording requirements (an “Assignment of Loan Documents”).

(e)    Seller shall deposit at Closing with the Title Company, an estimated amount reasonably determined by the Title Company and its local agents for the costs of recording of the Assignments of Loan Documents and the Omnibus Assignments of Loan Documents.

Section 4.29    Assignments of UCC Loans.

(a)    As to each secured Loan (a “UCC Loan”) in respect of which a financing statement or other instrument is filed with the Secretary of State and which is associated with a UCC Loan (collectively, a “UCC Financing Statement”), no later than ten (10) Business Days prior to the Closing Date, Seller shall deliver to Purchaser, in form and substance reasonably satisfactory to Purchaser, the following information:

(i)    the name of each borrower, debtor or obligor (as the case may be) (an “Obligor”) under each UCC Financing Statement;

(ii)    the common address of the real property secured by     each such UCC Financing Statement; and

(iii)    the date of filing of each UCC Financing Statement, together with the filing and/or document number of each such UCC Financing Statement.

(b)    Seller shall deliver to Purchaser ten (10) Business Days prior to the Closing Date the information set forth in Section 4.29(a), updated as of such date.

(c)    With respect to each UCC Loan, Seller shall deliver at least ten (10) Business Days prior to the Closing Date a Uniform Commercial Code Financing Statement Amendment evidencing assignment of the underlying security interest relating to each such UCC Loan from Seller to Purchaser, each in form and substance reasonably acceptable to Purchaser, with such any amendments or modifications as Purchaser may require from time to time to satisfy applicable legal or recording requirements (a “UCC Amendment”).

Section 4.30    Filings; Powers of Attorney.

(a)    Purchaser may file with Governmental Entities, on behalf and in the name of Seller, the Omnibus Assignment of Loan Documents, the Assignment of Loan Documents, the UCC Amendments and any other documents covered by the Powers of Attorney (as defined below) on or after the Closing Date.

(b)    For use in connection with potential post-Closing issues relating to the Mortgage Loans and the UCC Loans, Seller shall deliver to Purchaser at least ten (10) Business Days prior to the Closing Date, such original, executed and notarized, but undated, Powers of Attorney as Purchaser may request, substantially similar in form and substance to the form of Power of Attorney attached hereto as Exhibit 4.30 (a “Power of Attorney”), with such any amendments or modifications as Purchaser may require from time to time to satisfy applicable legal or recording requirements.

Section 4.31    Lease Agreements.  Purchaser shall have the right, but not the obligation, to lease from Seller any Excluded Owned Real Property effective on the Closing Date by giving Seller notice to such effect.  Purchaser and Seller shall negotiate in good faith and enter into a customary lease on arm’s length terms, for any Excluded Owned Real Property which Purchaser elects to lease purusant hereto.  Purchaser may revoke its election to lease such Excluded Owned Real Property at any time prior to the Closing Date by giving Seller notice to such effect.  At or prior to the Closing, each of Seller and Purchaser shall execute and deliver to the other each such lease, dated as of the Closing.  Subject to compliance with this Section 4.31, the failure of

Purchaser and Seller to agree upon the terms of any such lease shall not be a Closing condition failure under this Agreement.  In the event the parties, for any reason, do not enter into any such lease with respect to any Excluded Owned Real Property prior to the Closing, then all Assets located at such Excluded Owned Real Property and all Assumed Liabilities relating to the affected Branch Office, including Branch Deposits domiciled thereat, will be excluded from the Assets and Assumed Liabilities, and the Employees at the affected Branch Office will not be Transferred Employees.

Section 4.32    Signage.  Prior to the Closing, upon Purchaser’s request set forth in a notice specifying an effective date for removal and installation no earlier than ten (10) days prior to Closing, Seller shall remove, at Seller’s expense, its signage relating the Branch Offices and ATMs and Seller shall cooperate with any reasonable request by Purchaser to install, at Purchaser’s expense, Purchaser’s signage.  Purchaser installed signage shall be covered prior to the Closing with a temporary cover displaying the name and/or logo of Seller in a manner reasonably acceptable to Seller.

Section 4.33    ATM Conversion.  Simultaneously with the execution and delivery of this Agreement, Purchaser and Seller shall enter into the ATM Lease Agreement in the form of Exhibit 4.33 (the “ATM Lease Agreement”) in order to provide for the orderly conversion of the Owned ATMs.  Purchaser and Seller shall use commercially reasonable efforts to effect the conversion of the Owned ATMs to Purchaser’s system in accordance with the ATM Lease Agreement prior to the Closing Date.  In the event such conversion will be effected prior to the Closing Date, Seller shall act as lessor and Purchaser shall act as lessee of the Owned ATMs under the ATM Lease Agreement.  In the event such conversion is not possible prior to the Closing Date despite such efforts, then the Owned ATMs will be so converted following the Closing Date in accordance with the ATM Lease Agreement, in which case Purchaser shall act as lessor and Seller shall act as lessee of the Owned ATMs under the ATM Lease Agreement.

Section 4.34    Participation Agreement.  On the Closing Date, Purchaser and Seller shall enter into the Participation Agreement in the form of Exhibit 4.34 (the “Participation Agreement”) to provide for the sale from Seller to Purchaser of the GAP Loans.

Section 4.35    Security Deposits.  At least five (5) Business Days prior to the Closing Date, Seller shall provide Purchaser with the true and correct amount of the security deposits (i) funded by Seller with respect to each Tenant Lease and (ii) funded by the lessee or tenant with respect to each Landlord Lease.

Section 4.36    Reimbursement Relating to GAP Loans

(a)    Within five (5) Business Days after the date that is 180 days after the Closing Date, Purchaser shall pay to Seller the amount, if any, equal to one percent (1.0%) of the amount by which $100,000,000 is greater than the average daily balance of the aggregate principal amount of GAP Loans during the period beginning on the day after the Closing Date and ending on the date that is 180 days after the Closing Date.

(b)    Within five (5) Business Days after the first anniversary of the Closing Date, Purchaser shall pay to Seller the amount, if any, equal to one percent (1.0%) of the amount by which $75,000,000 is greater than the average daily balance of the aggregate principal amount of GAP Loans during the period beginning on the date that is 181 days after the Closing Date and ending on the first anniversary of the Closing Date.

ARTICLE V
EMPLOYEE MATTERS

Section 5.1    Employees.

(a)    Purchaser shall offer employment to each employee employed at a Branch Office as of the Closing Date and listed on Section 2.16(a) of the Seller Disclosure Letter (as may be updated or amended by written mutual agreement by Purchaser and Seller) (the “Employees”) on terms and conditions substantially comparable to the terms and conditions of employment provided to employees of Purchaser of comparable positions and tenure, in the aggregate (a “Comparable Position”), which shall include base compensation that is not less than the base compensation received by such employee from Seller immediately prior to the Closing; provided, that, for the avoidance of doubt, the employees listed on Schedule 5.1(a) of the Seller Disclosure Letter shall not be deemed to be “Employees” for the purposes hereof.  Seller shall use commercially reasonable efforts to assist Purchaser in its efforts to hire the employees receiving offers under this Section 5.1(a) and Seller shall not take, and shall cause each of its Affiliates not to take, any action which would impede, hinder, interfere or otherwise compete with such efforts.  Each offer of employment pursuant to this Section 5.1(a) shall be effective as of the first day following the Closing Date; provided that in the case of any offeree who is in inactive status or otherwise absent from employment on the Closing Date, such offer shall not be binding upon Purchaser and shall not be deemed to have been accepted by such offeree unless such offeree reports to Purchaser for active work within twelve (12) weeks after the Closing Date, or if absent by reason of short-term disability, injury or illness, within the period prescribed by Seller’s short-term disability plan, or within six (6) months if no such period is prescribed by Seller’s short-term disability plan, and with acceptable medical release for regular work or work with reasonable accommodation, or if absent on statutory leave such as maternity or parental leave within the period prescribed by the applicable statute for such leave.  All such Employees who accept Purchaser’s offer of employment and actually perform services for Purchaser on or after the Closing Date are hereinafter referred to as the “Transferred Employees”.  Seller hereby waives and shall cause its Affiliates to waive any noncompetition, nonsolicitation, confidentiality and other restrictions to the extent such restrictions would otherwise limit the scope of any Transferred Employee’s services to Purchaser or its Affiliates, and hereby assigns to Purchaser the right to enforce any such restrictions to the extent that they relate to the Branch Business or the Assets.  The employment of the Transferred Employees with Purchaser shall be considered effective and their employment by Seller shall terminate and transfer to Purchaser on the date they first perform services for Purchaser (the “Employment Effective Date”).  Notwithstanding anything set forth below or herein to the contrary, (i) nothing in this Agreement shall create any obligation on the part of Purchaser to continue the employment of any employee for any definite period following the Employment Effective Date, and (ii) nothing in this Agreement shall preclude Purchaser from altering, amending, or terminating any of its employee benefit plans, or the participation of any of its employees in such plans, at any time.  Seller shall be liable for, and indemnify and hold Purchaser harmless from, all claims, demands, costs or other liabilities, including reasonable attorneys’ fees: (x) related to the employees of Seller who do not become Transferred Employees, except to the extent that Purchaser has illegally discriminated against or otherwise acted illegally with respect to such employees; (y) to the extent such liability arises from any action, event or course of conduct (except for any action, event or course of conduct by Purchaser) that occurs prior to the Employment Effective Date and that relates to lost employment and/or expenses incurred prior to the Employment Effective Date (but not with respect to any lost time and/or expenses incurred by Transferred Employees on or after the Employment Effective Date, which shall be the responsibility of Purchaser); or (z) to the extent such liability arises under or relates to any Employee Benefit Plan.  Commencing on the date hereof, during normal business hours, upon reasonable request by Purchaser, Seller shall make the Employees available to Purchaser for the purposes of training on Purchaser’s systems, policies and procedures and enrolling them in Purchaser’s benefit plans; provided, that Seller shall not be required to make any Employee available to Purchaser to the extent that doing so would unreasonably interfere with such Employee’s responsibilities as an employee of Seller.  Purchaser shall pay, discharge and be responsible for all salary, wages, claims and benefits arising out of or relating to the employment of the Transferred Employees by Purchaser on and after the Employment Effective Date.

(b)    Except as otherwise required by the terms of any such Employee Benefit Plan or Applicable Law, and except for vacation credit and severance coverage which shall cease as of the Employment Effective Date, as of the first day of the month immediately after the Closing Date (the “Employee Coverage Effective Date”), each Transferred Employee shall cease to be covered by any employee welfare benefit plans (as such term is defined in Section 3(1) of ERISA), including plans, programs, policies and arrangements which provide medical and dental coverage, life and accident insurance, disability coverage sponsored or maintained by Seller and shall cease accruing benefits under any employee pension plan (as such term is defined in Section 3(2) of ERISA) sponsored or maintained by Seller. Purchaser shall cause all Transferred Employees as of the Employee Coverage Effective Date to be eligible to participate in any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) of Purchaser in which similarly situated employees of Purchaser are generally eligible to participate without duplication of benefits and any other employee benefit plan, program, policy or arrangement of Purchaser in which similarly situated employees of Purchaser are generally eligible to participate.  For purposes of any eligibility, seniority requirements, waiting periods, and vesting periods and severance benefits based on length of service in any plan, policy or arrangement of Purchaser for which a Transferred Employee may be eligible after the Closing, Purchaser shall ensure that service by such Employee with Seller shall be deemed to have been service with Purchaser for all purposes under any such plan, policy or arrangement to the extent such service is credited by Seller under its similar plans; provided that Purchaser shall not be required to treat an Employee’s service with Seller as service with Purchaser for purposes of determining benefit accrual under any plan maintained by Purchaser.

(c)    Seller shall be responsible for paying out any accrued, unused vacation, sick days or other paid time off with respect to the Transferred Employees upon their termination of employment with Seller and in accordance with Seller’s vacation or paid time off policy.  In no event shall Purchaser have any responsibility or liability for payment of any vacation, sick days or paid time off accrued by a Transferred Employee during his or her employment with Seller.  Upon Purchaser’s reasonable request prior to the Closing Date and subject to Applicable Laws, Seller shall make available to Purchaser promptly following such request, with respect to each

Employee, copies of Seller’s general employee benefit information, Employee information (including staff lists that include title and hire date, all records relating to withholding and payment of income and unemployment taxes (federal, state and local) and FICA taxes (including, without limitation, Forms W-4, Forms I-9, Employee Withholding Allowance Certificates) with respect to wages paid by Seller during the period commencing January 1, 2009) and complete copies of the personnel records of Employees employee records (including, without limitation, performance reviews, pre-employment investigation and background checks).  Seller shall deliver to Purchaser no later than five (5) Business Days after the Closing Date, with respect to each Employee, information relating to the hours worked by each Transferred Employee for the two (2) week payroll period which includes the Closing Date.

(d)    Purchaser shall designate a 401(k) plan maintained by Purchaser to accept rollovers from Transferred Employees of “eligible rollover distributions” (as defined in Section 402(c) of the Code) from Seller’s 401(k) plan.

(e)    Seller shall remain responsible for all obligations of Seller under unemployment compensation laws for all of its current and former employees, including but not limited to Transferred Employees relating to periods of employment with Seller.  With respect to each Transferred Employee, Seller shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims incurred prior to the Closing Date (including claims made on or after the Closing Date) which are the result of an injury or illness originating prior to the Closing Date.  Seller shall remain responsible following the Closing for any obligations arising under or relating to any employment agreement to which Seller or any of its Affiliates is a party, regardless of whether the employee who is a party to such agreement becomes an employee of Purchaser.

(f)    No officer, director, employee, agent or representative of Seller shall make any communication to any Employee regarding any compensation or benefits to be provided after the Closing without the advance written approval of Purchaser, which approval shall not be unreasonably delayed, conditioned or withheld.

(g)    Seller shall be responsible for providing all required notification under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and comparable state laws to all former employees of Seller at the Branch Offices, including employees who do not become Transferred Employees prior to the Employment Effective Date or whose employment terminates prior to becoming eligible for coverage under Purchaser’s group health plan, and to all other Persons who became “qualified beneficiaries” under COBRA with respect to any group health plans maintained by Seller for its employees at the Branch Offices, and Seller will have provided any required COBRA coverage to all such former employees and such other qualified beneficiaries of Seller who elected COBRA coverage within the time period specified by COBRA and the regulations promulgated thereunder.

(h)    This Agreement is not intended, nor shall it be construed, to create any express or implied third-party beneficiary rights in any Person, including present or former employees of Seller, the Employees, and any beneficiaries or dependents thereof.

(i)    On or before the Closing Date, Seller shall provide a list of the name and site of employment of any and all Employees who have experienced, or will experience, an employment loss or layoff as defined by the WARN Act within ninety (90) calendar days prior to the Closing Date.  Seller shall update this list up to and including the Closing Date.

(j)    At least five (5) Business Days prior to the Closing Date, Seller shall provide a complete and correct list as of the date of this Agreement of all employees currently employed at a Branch Office, including their current base salary, commission, bonus and other incentive compensation, employment location, most recent date of hire, adjusted date of hire, status as full-time or part-time, current status as either active or on leave and, if on leave, the type and beginning date of such leave and, if known, the date on which the Employee is expected to resume active service.

Section 5.2    Notice of Closing.  Except as necessary in order to obtain the Requisite Regulatory Approvals, prior to the Closing Date Purchaser shall not give any notice or notification of the closing (or possible closing) of any of the Branch Offices, or that any employees at any Branch Office are not to be offered employment by Purchaser, or be responsible for any such notice or notification or the communication of any such information to any Person (including any employee of Seller).

ARTICLE VI
CERTAIN TAX MATTERS

Section 6.1    Certain Tax Matters.

(a)    Except as otherwise provided in Section 6.1(c) (relating to Transfer Taxes, as defined below), Seller and Parent, jointly and severally, shall be liable for and pay, and pursuant to the procedures provided in Article XII, shall indemnify, hold harmless, and defend the Purchaser Indemnified Parties from and against all Losses or Expenses of any kind whatsoever which may at any time be incurred by, imposed upon, or asserted or awarded against the Purchaser Indemnified Parties arising out of or resulting from (i) Taxes relating to Seller, the Branch Offices, the Assets or the Assumed Liabilities for all taxable periods that end prior to the close of business on the Closing Date, and (ii) with respect to taxable periods (or portion thereof) that include (but do not end on) the Closing Date, except for Taxes that are imposed on a periodic basis taken into account in computing the Pro-Rata Adjustment, all Taxes relating to Seller, the Branch Offices, the Assets or the Assumed Liabilities attributable to the portion of such taxable period ending at or before the Closing Date as if such taxable period ended as of the close of the Closing Date (it being understood and agreed that all Taxes relating to Seller or the Branch Offices unrelated to the Assets or the Assumed Liabilities shall in all events be payable by Seller).

(b)

(i)    Seller shall prepare and file any Tax Return required to be filed in respect of Taxes described in Section 6.1(a)(i) and shall pay the Taxes shown due on such Tax Return.

(ii)     With respect to Tax Returns required to be filed in respect of Taxes described in Section 6.1(a)(ii), Seller shall prepare and file any such Tax Returns due (without extensions) on or prior to the Closing Date and, to the extent Purchaser has the obligation to do so under Applicable Law, Purchaser shall prepare and file any such Tax Returns due (without extensions) after the Closing Date.  The party that is required to file any Tax Return under this Section 6.1(b)(ii) shall remit the Taxes shown on such Tax Return and notify the other party in writing of the other party’s share of such Taxes for which it is responsible, pursuant to this Agreement, which the other party shall reimburse by wire transfer of immediately available funds no later than ten (10) calendar days after receipt of such notice.

(c)    One-half (1/2) of all sales (including bulk sales), use, transfer, recording, privilege, documentary, assignment, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees (collectively, “Transfer Taxes”) incurred in connection with or resulting from this Agreement and the transactions contemplated hereunder shall be paid by each of Seller and Purchaser.  Seller shall prepare and file the relevant Tax Return and remit the Taxes shown on such Tax Return. Seller shall notify Purchaser in writing of Purchaser’s one-half (1/2) share of such Transfer Taxes for which it is responsible pursuant to this Agreement, which the other party shall reimburse by wire transfer of immediately available funds no later than ten (10) calendar days after receipt of such notice.  Notwithstanding the foregoing, no party shall make any payment or file any Tax Return with respect to the Transfer Taxes without the consent of the other party, which shall not be unreasonably delayed, conditioned or withheld.

(d)    Any Tax Return filed by one party related to Taxes for which the other party may be liable under this Agreement shall be prepared in a manner consistent with past practice.

(e)    Seller and Purchaser shall provide each other with such assistance as reasonably may be requested by either of them in connection with (i) the preparation of any Tax Return, or (ii) any audit or other examination by any Governmental Entity, or any judicial or administrative proceedings relating to liability for Taxes.  The party requesting assistance hereunder shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such assistance.

(f)    If the parties are unable to resolve any disagreement relating to any Tax matter under this Section 6.1, the disagreement shall be referred to a nationally recognized independent accounting firm mutually acceptable to the parties, acting reasonably (the “Independent Expert”).  The Independent Expert shall resolve the disagreement within thirty (30) days and the parties agree the decision of the Independent Expert shall be conclusive and binding.  The fees of the Independent Expert shall be divided equally between the parties.

(g)    For purposes of this Agreement, the term “Taxes” shall mean (i) all taxes, charges, fees, levies or other like assessments, including, without limitation, income, gross receipts, excise, real and personal and intangible property, sales, use, transfer, withholding, license, payroll, recording, ad valorem and franchise taxes imposed by the United States, or any state, local or foreign government or subdivision or agency thereof; and such term shall include any interest, penalties or additions to tax attributable to such assessments, (ii) any liability for the payment of any amounts described in this definition as a result of being a member of an affiliated, consolidated, combined, unitary or similar group, including as a result of being (or having been) included or required to be included in any Tax Return related thereto, or as a result of transferee or successor liability, and (iii) any liability for the payments of any amounts as a result of being a party to any agreement or as a result of any express or implied obligation to indemnify any other Person with respect to payment of any amount of the type described in clause (i) or (ii).  For purposes of this Agreement, the term “Tax Return” shall mean any return, declaration, report, notice, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Entity or otherwise mailed or provided to any Person relating to Taxes pursuant to the Code or the Treasury Regulations or corresponding provisions of state, local or foreign law, including any schedule or attachment thereto or any amendment thereof.

(h)    Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Article VI shall not be subject to the limitations under Article XII, including, without limitation, those set forth in Sections 12.4(a) and 12.4(b), and shall remain in effect through the expiration of the applicable statutes of limitations.

ARTICLE VII
CLOSING DATE

Section 7.1    Closing Date/Closing.  The Closing shall be held on December 4, 2009 after the satisfaction or waiver of the conditions set forth in Articles VIII, IX and X (except for those conditions which by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such condition), or such other date as may be mutually agreeable to the parties (it being agreed that the earliest possible Closing Date after December 4, 2009 shall be on January 20, 2010).  Delivery of the instruments of assignment and transfer to be delivered by Seller and payment by Seller of the amount set forth in Section 1.5, delivery of the instruments of assumption to be delivered by Purchaser, and the other transactions herein contemplated to take place concurrently with such deliveries, assumptions, and payments (the “Closing”), shall take place on the Closing Date, at 10:00 a.m. Central Time, at the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois (or at such other time and place as are agreed to by the parties), and all such deliveries, assumptions, and payments shall be effective as of 6:00 p.m., Central Time on the date on which the Closing is actually held, which time and date is sometimes referred to herein as the “Closing Date.”  The payment of the Final Transfer Amount specified in Section 1.7, to the extent based on any of the items to be reflected on the Post-Closing Schedule, shall be determined as of the Closing Date.

ARTICLE VIII
CONDITIONS TO EACH PARTY’S OBLIGATIONS

The obligations of the parties under this Agreement to be performed at the Closing shall be subject to the satisfaction, on or before the Closing Date, of the following conditions:

Section 8.1    Approval of Governmental Authorities.  All approvals or actions of Governmental Entities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all mandatory statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

Section 8.2    No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing or declaring illegal the consummation of the transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the transactions contemplated hereby.  No action, suit, investigation or proceeding shall have been instituted or threatened by any Governmental Entity to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

ARTICLE IX
CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligations of Purchaser under this Agreement to be performed at the Closing shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

Section 9.1    Representations and Warranties True; Obligations Performed; No Material Adverse Changes.

(a)    The representations and warranties made by Seller and Parent contained in Section 2.1(a), Section 2.1(b), Section 2.2(a), Section 2.2(b)(i), Section 2.2(b)(ii), Section 2.5 and Section 2.19 shall be true and correct in all respects (except for any inaccuracies that are de minimis in the aggregate) both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of a different date, in which case as of such date).

(b)    The representations and warranties made by Seller and Parent in this Agreement (other than the representations and warranties set forth in Section 2.1(a), Section 2.1(b), Section 2.2(a), Section 2.2(b)(i), Section 2.2(b)(ii), Section 2.5 and Section 2.19) shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of a different date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)    Each of Seller and Parent shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(d)    The Estimated Deposits shall equal at least $900,000,000.

(e)    The Estimated Loan Payment shall equal $900,000,000 or less.

(f)    Each of Seller and Parent shall have delivered to Purchaser a certificate of an executive officer of Seller, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Section 9.1(a)-(e).

Section 9.2    Consents.  All of the consents contemplated by Section 11.1, and all other third party consents the failure to obtain would have a Material Adverse Effect (other than those constituting Requisite Regulatory Approvals, which are addressed in Section 8.1), shall have been obtained by Seller.

ARTICLE X
CONDITIONS TO SELLER’S AND PARENT’S OBLIGATIONS

The obligations of Seller and Parent under this Agreement to be performed at the Closing shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

Section 10.1    Representations and Warranties True; Obligations Performed.

(a)    The representations and warranties made by Purchaser contained in Section 3.1(a), the first sentence of Section 3.1(b), Section 3.2(a) and Section 3.2(b)(i) shall be true and correct in all respects (except for any inaccuracies that are de minimis in the aggregate) both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of a different date, in which case as of such date).

(b)    The representations and warranties made by Purchaser in this Agreement (other than the representations and warranties set forth in Section 3.1(a), the first sentence of Section 3.1(b), Section 3.2(a) and Section 3.2(b)(i)) shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of a different date, in which case as of such date), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(c)    Purchaser shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(d)    Purchaser shall have delivered to Seller a certificate of an executive officer of Purchaser, dated the Closing Date, certifying to the fulfillment of the conditions in Section 10.1(a)-(c).

Section 10.2    Consents.  All of the consents contemplated by Section 3.3 (other than those constituting Requisite Regulatory Approvals, which are addressed in Section 8.1) shall have been obtained by Purchaser.

ARTICLE XI
DELIVERIES

Section 11.1    Seller Closing Deliveries.  At or prior to the Closing, Seller shall deliver to Purchaser, in each case in form and substance reasonably satisfactory to Purchaser each of the following:

(a)    a Bill of Sale and Assignment, dated the Closing Date, substantially similar in form and substance to Exhibit 11.1(a) hereto duly executed by Seller.

(b)    with respect to each of the Owned Real Properties and Ground Leased Properties (as the case may be):

(i)    a Special Warranty Deed, dated the Closing Date, duly executed by Seller with covenants against grantor’s acts substantially similar in form and substance to Exhibit 11.1(b)(i) hereto, with all required documentary and transfer stamps attached thereto, and subject only to Permitted Encumbrances and other matters accepted by Purchaser in accordance with the terms, provisions, conditions and limitation set forth in Section 4.26 of this Agreement (if any);

(ii)    an assignment and assumption agreement, dated the Closing Date, duly executed by Seller with respect to each Landlord Lease (the “Assignment and Assumption of Landlord Leases”) substantially similar in form and substance to Exhibit 11.1(b)(ii) hereto;

(iii)    a notice to each tenant under a Landlord Lease (the “Tenant Notice”) substantially similar in form and substance to Exhibit 11.1(b)(iii) hereto duly executed by Seller, which Purchaser shall send to each tenant under each of the Landlord Leases (as the case may be) promptly after the Closing Date;

(iv)    the original Landlord Leases and all Contracts relating to each Owned Real Property which are assigned by Seller and assumed by Purchaser hereunder (to the extent originals are available and, if not, copies thereof), together with such leasing and property files and records which are located at the Properties;

(v)    the security deposits held by Seller under any Landlord Leases;

(vi)    at Purchaser’s expense as set forth in Section 4.26, a final owner’s title insurance policy for each parcel of Owned Real Property and Ground Leased Property (except to the extent Seller is unable to secure a memorandum of lease or other instrument required of landlord after using commercially reasonable and demonstrable, written efforts for any Ground Leased Property) being transferred to Purchaser (as required by, and complying with the requirements of, Section 4.26), based on the Title Commitments issued pursuant to Section 4.26;

(vii)    at Purchaser’s expense and as set forth in Section 4.26, a final Survey for each parcel of Owned Real Property and Ground Leased Property being transferred to Purchaser (as required by, and complying with the requirements of, Section 4.26);

(viii)    a customary, completed “FIRPTA” non-foreign person affidavit executed by Seller in favor of Purchaser in accordance with Section 1445 of the Code and the Treasury Regulations promulgated thereunder; and

(ix)    such other documents and instruments of conveyance, assignment, and/or transfer as may be reasonably necessary, advisable or required by the Title Company to close the transaction under this Agreement with respect to the Owned Real Properties pursuant to customary Deed and Money Escrow Instructions/New York Style Closing Escrow Instructions in form and substance reasonably acceptable to Seller and Purchaser, and as are reasonably required to effectuate the Closing contemplated under this Agreement, including, without limitation, any and all real estate transfer declarations, ALTA Statements, GAP Undertakings, 1099 Solicitations, affidavits and any such other title clearance documentation required by the Title Company and/or Purchaser.

(c)    with respect to each of the Leased Real Properties and Ground Leased Properties (as the case may be):

(i)    an assignment and assumption agreement, dated the Closing Date, duly executed by Seller with respect to each Tenant Lease and Ground Lease (the “Assignment and Assumption of Tenant Leases”) substantially similar in form and substance to Exhibit 11.1(c)(i) hereto (and, in the case of the Ground Leased Properties, such form shall be modified to contain such reasonable modifications as may be required and agreed upon between Purchaser and Seller to cause such form to apply to a Ground Lease);

(ii)    a certificate in form and substance reasonably satisfactory to Purchaser of an executive officer of Seller certifying that, as of the Closing Date, with respect to each Tenant Lease and each Ground Lease, no rent or penalties are due thereunder and Seller is not in breach of any material provision of such Tenant Lease or Ground Leas;

(iii)    Except as expressly set forth in Schedule 11.1(c)(iii), each of the Landlord’s Consents contemplated by Section 4.24, each duly executed; and

(iv)    to the extent not included in the Assets or located at the Branch Offices, the original Tenant Leases, Ground Leases and all Contracts relating to each Leased Real Property and/or Ground Leased Property which are assigned by Seller and assumed by Purchaser hereunder (to the extent originals are available and, if not, copies thereof), together with such leasing and property files and records which are located at the Leased Real Properties or the Ground Leased Properties.

(d)    a copy of the Seller Charter certified as of a recent date by the Office of Thrift Supervision.

(e)    a certificate of corporate existence of Seller issued as of a recent date by the Office of Thrift Supervision.

(f)    a certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to (i) no amendments to the

Seller Charter since a specified date; (ii) the Seller By-laws; (iii) the resolutions of the Board of Directors of Seller (and the Board of Directors of Parent, in its capacity as Seller’s sole shareholder) authorizing the execution, delivery and performance of this Agreement and any other agreements contemplated hereby and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Seller executing this Agreement and any other agreements contemplated hereby.

(g)    a copy of the Parent Charter certified as of a recent date by the Wisconsin Department of Financial Institutions.

(h)    a certificate of current status of Parent issued as of a recent date by the Wisconsin Department of Financial Institutions.

(i)    a certificate of the secretary or an assistant secretary of Parent, dated the Closing Date, as to (i) no amendments to the Parent Charter since a specified date; (ii) the Parent By-laws; (iii) the resolutions of the Board of Directors of Parent authorizing the execution, delivery and performance of this Agreement and any other agreements contemplated hereby and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Parent executing this Agreement and any other agreements contemplated hereby.

(j)    all consents, waivers or approvals obtained by Seller with respect to the Assets, the Assumed Liabilities or the consummation of the transactions contemplated by this Agreement.

(k)    the original promissory notes relating to the Loans (other than the loans subject to the Loan Participation and Servicing Agreements) together with such instruments as may be required to assign such notes to Purchaser and the original Loan Participation and Servicing Agreements.

(l)    each of the Omnibus Assignments of Loan Documents, the Assignments of Loan Documents, the UCC Amendments and the Powers of Attorney, each dated the Closing Date.

(m)    evidence of the termination of each financing statement listed on Exhibit 11.1(m) to the extent applicable to the Assets, Assumed Liabilities or the Branch Offices and the release of any security interest relating thereto.

(n)    to the extent not included in the Assets or located at the Branch Offices, all collateral security of any nature whatsoever held by Seller as collateral for any of the Assets.

(o)    possession of the Assets and access to and keys to the Branch Offices and all security devices located at the Branch Offices, together with security codes for access to the Branch Offices and combinations to all locking devices of Seller located at the Branch Offices.

(p)    to the extent not located at the Branch Offices or otherwise delivered pursuant to this Section 11.1, possession of, or access to, the Records.

(q)    the Participation Agreement, dated the Closing Date, duly executed by Seller.

(r)    all other documents, instruments or writings required to be delivered to Purchaser at or prior to the Closing pursuant to this Agreement or as Purchaser may reasonably request.

Section 11.2    Purchaser Closing Deliveries.  At or prior to the Closing, Purchaser shall deliver to Seller, in each case in form and substance reasonably satisfactory to Seller, each of the following:

(a)    an Instrument of Assumption of Assumed Liabilities, dated the Closing Date, substantially similar in form and substance to Exhibit 11.2(a) hereto, duly executed by Purchaser.

(b)    with respect to each of the Landlord Leases, an Assignment and Assumption of Landlord Leases, dated the Closing Date, duly executed by Purchaser.

(c)    with respect to each of the Tenant Leases and Ground Leases, an Assignment and Assumption of Tenant Leases, dated the Closing Date, duly executed by Purchaser.

(d)    a copy of Purchaser’s Articles of Incorporation certified as of a recent date by the Secretary of State of the State of South Dakota.

(e)    a certificate of good standing of Purchaser issued as of a recent date by the Secretary of State of the State of South Dakota.

(f)    a certificate of the secretary or an assistant secretary of Purchaser, dated the Closing Date, as to (i) no amendments to the Certificate of Incorporation of Purchaser since a specified date; (ii) the By-laws of Purchaser; (iii) the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and any agreements contemplated hereby and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Purchaser executing this Agreement and any agreement contemplated hereby.

(g)    the Participation Agreement, dated the Closing Date, duly executed by Purchaser.

(h)    all other documents, instruments or writings required to be delivered to Seller at or prior to the Closing pursuant to this Agreement or as Seller may reasonably request.

ARTICLE XII
INDEMNIFICATION

Section 12.1    Seller to Indemnify.  Subject to the terms and conditions of this Article XII, from and after the Closing, Seller and Parent, jointly and severally, agree to indemnify, hold harmless and defend Purchaser, its Affiliates (as “Affiliates” is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) and Purchaser’s and each such Affiliate’s directors, officers, subsidiaries, successors and assigns, and Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses and Expenses of any kind whatsoever which may be incurred by, imposed upon, or asserted or awarded against any Purchaser Indemnified Party arising out of or resulting from:

(a)    any breach or inaccuracy of any representation or warranty made by Seller or Parent in this Agreement or any certificates delivered by or on behalf of Seller or Parent pursuant to this Agreement or in any of the Specified Instruments;

(b)    any breach or failure to comply with any covenant or agreement made by Seller or Parent in this Agreement or in any of the Specified Instruments;

(c)    any asset of Seller or Parent, including the Excluded Assets other than the Assets, or any liability of Seller or Parent, including the Excluded Liabilities other than the Assumed Liabilities;

(d)    the matters contemplated by Section 5.1(a) and section 1.2(g) of Schedule 4.8; and

(e)    Seller not having in its possession and delivering to Purchaser on the Closing Date the original promissory note of any Loan (other than any loans subject to a Loan Participation and Servicing Agreement) and each original Loan Participation and Servicing Agreement, including such Losses and Expenses in connection with (i) bonding, indemnification, and proof requirements with respect to such Loan, (ii) any public trustee or judicial foreclosure of the real estate or personal property securing such Loan, (iii) any required release of the lien encumbering the real estate securing such Loan, and (iv) any lawsuit commenced to enforce payment or performance of such Loan.

For purposes of this Agreement, “Expenses” shall mean any and all third party out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).  For purposes of this Agreement, “Losses” shall mean any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges.  For purposes of this Agreement, “Specified Instruments” shall mean the certificates delivered pursuant to Section 1.5 and Section 9.1(f), the ATM Lease Agreement, the Participation Agreement, the Bill of Sale and Assignment, the Special Warranty Deeds, each Assignment and Assumption of Landlord Leases, each Assignment and Assumption of Tenant Leases, each Omnibus Assignment of Loans and Loan Documents and each Assignment of Loans and Loan Documents.

Section 12.2    Purchaser to Indemnify.  Subject to the terms and conditions of this Article XII, from and after the Closing, Purchaser agrees to indemnify, hold harmless and defend Seller and its Affiliates and Seller’s and each such Affiliate’s directors, officers, subsidiaries, successors and assigns, and Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Losses and Expenses of any kind whatsoever which may be incurred by, imposed upon, or asserted or awarded against any Seller Indemnified Party arising out of or resulting from:

(a)    any breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement, or in any of the certificate delivered by or on behalf of Purchaser pursuant to this Agreement;

(b)    any breach or failure to comply with any covenant or agreement made by Purchaser in this Agreement; or

(c)    the Assumed Liabilities.

Section 12.3    Procedure for Indemnification.

(a)    If a party entitled to be indemnified under this Agreement (an “Indemnitee”) receives notice of the assertion by an unaffiliated third party (a “Third Party”) of any claim or potential liability or of the commencement by any such Person of any action or proceeding (a “Third Party Claim”) with respect to which another party hereto (an “Indemnifying Party”) is obligated to provide indemnification, the Indemnitee shall give the Indemnifying Party prompt notice thereof after becoming aware of such Third Party Claim.  Such notice shall describe the Third Party Claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by the Indemnitee.  Such notice shall be a condition precedent to any liability of the Indemnifying Party for any Third Party Claim under the provisions for indemnification contained in this Agreement; provided, however, that the failure of the Indemnitee to give prompt notice to the Indemnifying Party of such Third Party Claim shall adversely affect the Indemnitee’s rights to indemnification hereunder solely to the extent that such failure prejudices the Indemnifying Party in the defense of such Third Party Claim.  The Indemnifying Party may elect to compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, which counsel shall be reasonably acceptable to the Indemnitee, any Third Party Claim.  If the Indemnifying Party elects to compromise or defend such Third Party Claim, it shall, within fifteen (15) calendar days after receiving notice of the Third Party Claim, notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim.  If the Indemnifying Party elects not to compromise or defend against the Third Party Claim, or fails to notify the Indemnitee of its election as herein provided, or otherwise abandons the defense of such Third Party Claim, (i) the Indemnitee may pay (without prejudice of any of its rights as against the Indemnifying Party), compromise or defend such Third Party Claim and (ii) Expenses of the Indemnitee incurred in connection therewith shall be indemnifiable by the Indemnifying Party pursuant to the terms of the Agreement.  In addition, in connection with any Third Party Claim in which the Indemnitee shall reasonably conclude, based upon an opinion of its counsel, that (A) there is a conflict of interest between the Indemnifying Party and the Indemnitee in the conduct of the defense of such Third Party Claim, (B) there are specific defenses available to the Indemnitee which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, or (C) the Indemnifying Party’s counsel is not reasonably acceptable to the Indemnitee, then the Indemnitee shall have the right to retain separate counsel in connection with such Third Party Claim.  In such an event, the Indemnifying Party shall pay the reasonable fees and disbursements of counsel to each of the Indemnifying Party and the Indemnitee but in no event shall Indemnifying Party be liable for the fees and expenses of more than one counsel, separate from its own counsel, for Indemnitees who have no conflicts of interests among them in connection with any third party action in the same jurisdiction.  Notwithstanding anything to the contrary in this Section 12.3(a), neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim (unless the sole relief payable to a Third Party in respect of such Third Party Claim is monetary damages that are paid in full by the party settling or compromising such claim and such settlement or compromise does not include any statement or undertaking as to fault or culpability of, or involve a finding or admission of any violation of Applicable Law by, the other party hereto) over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably delayed, conditioned or withheld.  In any event, except as otherwise provided herein, the Indemnitee and the Indemnifying Party may each participate, at its own expense, in the defense of such Third Party Claim, it being understood, however, that if the Indemnifying Party chooses to defend any claim, then the Indemnifying Party shall control such defense.  If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the receipt of appropriate confidentiality agreements.

(b)    Notwithstanding anything to the contrary contained in Section 12.3(a), in the event the Indemnitee reasonably determines, based upon advice of its counsel, that prompt action is required with respect to the defense of a Third Party Claim, the Indemnitee shall, subject to the terms and conditions of this Article XII, have the right to assume the defense of such Third Party Claim; provided, however, that in the event that the Indemnifying Party subsequently elects to assume the defense of such Third Party Claim, then the provisions set forth in Section 12.3(a) shall be applicable and the Indemnifying Party shall, subject to the terms and conditions of this Article XII, reimburse the Indemnitee for any costs and expenses incurred by the Indemnitee prior to the date the Indemnifying Party assumes control of such Third Party Claim.

Section 12.4    Limitations.

(a)    Notwithstanding anything to the contrary contained in this Agreement, except with respect to Sections 2.1, 2.2(a), 2.2(b)(i), 2.5, 2.9 and 2.11 to which this Section 12.4 shall not apply, no indemnification shall be required under Section 12.1(a) with respect to any Loss or Expense which any of the Purchaser Indemnified Parties may suffer, incur or sustain unless the aggregate of all such Losses and Expenses shall exceed $400,000 (the “Deductible”), and Seller and Parent shall only be required to pay or be liable for any such Losses or Expenses to the extent that the aggregate amount of such Losses and Expenses exceeds the Deductible, and then only with respect to Losses or Expenses incurred in excess of such amount.  Notwithstanding anything to the contrary herein, any Losses or Expenses which would otherwise be subject to indemnification by Seller and Parent pursuant to Section 12.1(a) relating to any single breach or series of related breaches by Seller or Parent shall not constitute “Losses” or “Expenses” for the purposes hereof, and therefore shall not be applied toward the Deductible or be indemnifiable hereunder, unless such Losses and Expenses relating to any single breach or series of related breaches exceed $10,000.

(b)    Except with respect to Sections 2.1, 2.2(a), 2.2(b)(i), 2.5, 2.9 and 2.11 to which this Section 12.4(b) shall not apply, and except with respect to Sections 2.12 and 2.17, the maximum aggregate amount of Losses and Expenses against which the Purchaser Indemnified

Parties shall be entitled to be indemnified under Section 12.1(a) with respect to all claims thereunder shall be an amount equal to $25,000,000.  The maximum aggregate amount of Losses and Expenses against which the Purchaser Indemnified Parties shall be entitled to be indemnified under Section 12.1(a) with respect to all claims thereunder relating to Sections 2.12 and 2.17 shall be an amount equal to $120,000,000.  For the avoidance of doubt, the aggregate indemnification for which Seller and Parent are obligated under Section 12.1(a) (other than with respect to Sections 2.1, 2.2(a), 2.2(b)(i), 2.5, 2.9 and 2.11 to which this Section 12.4(b) shall not apply) shall not exceed $120,000,000.

(c)    NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, EXCEPT SUCH DAMAGES THAT ARE PAYABLE TO A THIRD PARTY WITH RESPECT TO A THIRD PARTY CLAIM FOR WHICH ANY PERSON IS SEEKING INDEMNIFICATION HEREUNDER, AND EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO RECEIVE SUCH DAMAGES UNDER THIS AGREEMENT.

Section 12.5    Indemnification Payments on After-Tax and After-Insurance Basis.  Any indemnification payment made under this Agreement with respect to any Loss shall be (a) an amount which is sufficient to compensate the indemnified party for the amount of such Loss, after taking into account all increases in federal, state, local, foreign or other Taxes payable by the indemnified party as a result of such payment; (b) net of any Tax savings actually realized by the indemnified party resulting from deductions or other tax benefits attributable to such Loss; and (c) net of any insurance proceeds (except in respect of self-insurance) actually received by the indemnified party attributable to such Loss.

Section 12.6    Purchase Price Adjustment.  All indemnification payments made under this Agreement shall be treated and reported as adjustments to the purchase price for all Tax purposes unless otherwise required by Applicable Law.

Section 12.7    Survival.  No rights to indemnification with respect to breaches of the representations and warranties of the parties contained in this Agreement shall be asserted by any party unless notice thereof is given on or before the date such representation or warranty no longer survives as provided in this Section 12.7.  The representations and warranties of Seller and Parent, on the one hand, and of Purchaser, on the other hand, contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing Date and shall expire on the last day of the eighteenth (18) month following the Closing Date, except with respect to the representations contained Sections 2.1, 2.2(a), 2.2(b)(i), 2.5 and 2.9 which will survive indefinitely and the representations contained in Sections 2.8 and 2.11 which will survive through the expiration of the applicable statutes of limitations.  The covenants and agreements of each party contained herein (including, without limitation, those relating to indemnification) shall survive the Closing indefinitely.

Section 12.8    Exclusive Remedy.  The indemnification provisions of Article VI and this Article XII shall be the sole and exclusive remedy of each party hereto (including the Purchaser Indemnified Parties and the Seller Indemnified Parties) after the Closing for any breach of the other party’s representations, warranties, covenants or agreements contained in this Agreement or otherwise with respect to this Agreement and the transactions contemplated hereby; provided that the foregoing shall not be deemed to limit the rights of each party to seek equitable remedies (including specific performance or injunctive relief) or to seek other damages in the case of fraud or willful misconduct.

Section 12.9    Title Insurance.  Notwithstanding the foregoing, to the extent any claim, Loss or Expense regarding any Owned Real Property or Ground Leased Property is insured under the title insurance policy issued pursuant to the Title Commitment which relates to such Owned Real Property or Ground Leased Property and is delivered to Purchaser pursuant to Section 4.26(a), Purchaser shall first use commercially reasonable efforts and diligently pursue a claim against the Title Company for such claim, Loss or Expense, and in the event of failure of recovery therefor, may pursue an indemnification claim therefor under this Article XII to the extent permitted under this Article XII.  The indemnification by Seller and Parent in this Article XII does not cover any claim, Loss or Expense recovered from the Title Company, and such indemnity shall be void to the extent of such recovery.

Section 12.10    Non-Duplication of Article VI IndemnificationSection 12.11    .  Notwithstanding anything contained in this Agreement, any indemnification otherwise payable pursuant to this Article XII shall not be made to the extent it would result in duplication of indemnification payments made pursuant to Article VI.

ARTICLE XIII
TERMINATION

Section 13.1    Methods of Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)    by mutual written consent of Seller and Purchaser;

(b)    by either Seller or Purchaser, upon written notice to the other, if the transactions contemplated by this Agreement shall not have been consummated on or before March 3, 2010 (the “Termination Date”), unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the agreements set forth herein required to be performed or observed by such party at or before the Closing; provided, however, that in the event that the condition set forth in Section 8.1 is the only condition (other than conditions which by their nature can only be satisfied at Closing) which has not been satisfied by the Termination Date, the Termination Date shall automatically be extended by sixty (60) calendar days;

(c)    by Seller, upon written notice to Purchaser specifying the nature of any such breach and requesting that it be remedied, if there shall have been any breach of any representation, warranty, covenant or agreement of Purchaser set forth in this Agreement or if any representation or warranty of Purchaser shall have become untrue, in either case (i) such that the conditions set forth in Section 10.1 would not be satisfied and (ii) such breach is not curable, or if curable, is not cured within forty-five (45) calendar days after receipt by Purchaser of such written notice from Seller; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 13.1(c) if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 9.1 would not be satisfied;

(d)    by Purchaser, upon written notice to Seller specifying the nature of any such breach and requesting that it be remedied, if there shall have been any breach of any representation, warranty, covenant or agreement of Seller set forth in this Agreement or if any representation or warranty of Seller shall have become untrue, in either case (i) such that the conditions set forth in Section 9.1 would not be satisfied and (ii) such breach is not curable, or if curable, is not cured within forty-five (45) calendar days after receipt by Seller of such written notice from Purchaser; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 13.1(d) if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 10.1 would not be satisfied; or

(e)    by either Seller or Purchaser, upon written notice to the other, if any Governmental Entity of competent jurisdiction, including the Office of Thrift Supervision, issues a final, nonappealable order or decision prohibiting or otherwise disapproving the consummation of any material transaction contemplated hereby.

Section 13.2    Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 13.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 13.2, Section 14.4, Section 14.5, Section 14.8 and the confidentiality provisions of Section 4.2.  Notwithstanding the foregoing sentence, a termination of this Agreement shall not defeat or impair the right of any party to pursue such relief as may otherwise be available to it on account of any willful breach of this Agreement.

ARTICLE XIV
MISCELLANEOUS PROVISIONS

Section 14.1    Entire Agreement; Modification; Waiver.  This Agreement, including the Seller Disclosure Letter, the Purchaser Disclosure Letter, the Annex, all Schedules hereto and all Exhibits hereto, together with the Confidentiality Agreement and any other agreements contemplated hereby, constitutes the entire agreement of the parties pertaining to the subject matter contained herein and supersedes all prior or contemporaneous agreements, representations and understandings of the parties.  No supplement, modification or amendment to, or waiver of this Agreement shall be binding unless executed in writing by Seller or Purchaser.  No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  Any term of provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver or any other or subsequent breach.

Section 14.2    Counterparts; Virtual Closing.  This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A signature page to this Agreement or any other document prepared in connection with the transactions which contains a copy of a party’s signature and which is sent by such party or its agent with the apparent intention (as reasonably evidenced by the actions of such party or its agent) that it constitute such party’s execution and delivery of this Agreement or such other document, including a document sent by facsimile transmission or by email in portable document format (pdf), shall have the same effect as if such party had executed and delivered an original of this Agreement or such other document.  Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

Section 14.3    Headings; Pronouns and Other References.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (i) to Articles, Sections, Annex, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits, Annex, and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  The Schedules, Exhibits and Annex referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.  This Agreement and the documents, instruments and certificates delivered pursuant hereto shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The phrases “Seller’s knowledge” or “the knowledge of Seller” mean the actual knowledge of the individuals listed in Section 14.3 of the Seller Disclosure Letter. The phrases “Purchaser’s knowledge” or “the knowledge of Purchaser” mean the actual knowledge of the individuals listed in Section 14.3 of the Purchaser Disclosure Letter.  Information will be considered to have been “made available” to Purchaser to the extent that such information was posted to the online workspace maintained by Intralinks, Inc. for “Project GT” and freely accessible by Purchaser and its counsel prior to the execution and delivery of this Agreement.

Section 14.4    Payment of Expenses.

(a)    Except as otherwise expressly provided for herein, each party shall pay for its own expenses and costs in connection with the carrying out of this Agreement (including regulatory application fees).

(b)    Notwithstanding Section 14.4(a), each party shall pay 50% of the fees imposed by Intralinks, Inc. relating to its maintenance of the online workspace used by Seller and Purchaser in connection with the negotiation of the transactions contemplated by this Agreement.

(c)    Notwithstanding Section 14.4(a), if all conditions precedent to the Closing contemplated by Articles VIII, IX and X are satisfied and this Agreement is terminated pursuant to Article XIII solely due to Purchaser not receiving as a capital contribution from its ultimate corporate parent the amount of capital required by the FDIC as a condition to obtaining Requisite Regulatory Approval of the transactions contemplated by this Agreement, then Seller shall be entitled to receive from Purchaser upon demand by wire transfer of immediately available funds to an account specified in writing by Seller the amount set forth in Section 14.4(c) of the Purchaser Disclosure Letter, as liquidated damages (the “Liquidated Damages Amount”).  In the event of such termination, except for receiving the Liquidated Damages Amount, Seller hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action, whether in contract, tort, at law or equity, or otherwise, that it or any of its Affiliates may have against any Purchaser Indemnifying Parties relating to this Agreement (including, without limitation, under Section 3.7), the negotiation and execution of this Agreement or any contract entered into pursuant hereto (except to the extent otherwise expressly set forth therein) or otherwise.  Each of Seller and Purchaser acknowledges that the agreements contained in this Section 14.4(c) are an integral part of the transactions contemplated by this Agreement, that the amount (if any) payable pursuant to this Section 14.4(c) is not a penalty but rather constitutes liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which such amount is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and that, without these agreements, neither Purchaser nor Seller would enter into this Agreement.

Section 14.5    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska without giving effect to the principles of conflict of laws thereof to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 14.6    Consent to Jurisdiction; Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of any state or federal court sitting in Nebraska, and irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be litigated exclusively in such courts.  Each of the parties hereto agrees not to commence any legal proceedings related hereto except in such courts. Each of the parties hereto irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING

ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.7    Addresses of Notice, Etc.  All notices, requests, demands and other communications provided for hereunder and under the related documents shall be in writing and by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested or first class postage prepaid) to the applicable party at the addresses indicated below.

        If to Purchaser:

            Great Western Bank
            100 N. Phillips Ave, 4th Floor
            Sioux Falls, SD 57104
            Attention:  Jeff Erickson
            Facsimile:  (605) 333-7882

        With a copy to:

            Great Western Bank
            100 N. Phillips Ave, 4th Floor
            Sioux Falls, SD 57104
            Attention:  Timothy D. Kaiser
            Facsimile:  (605) 333-7882

            and:

If to Seller or Parent:

TierOne Corporation
1235 “N” Street
Lincoln, NE  68508
Attention:  Gilbert G. Lundstrom
Facsimile:  (402) 435-0427
With a copy to:

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, WI  53202
Attention:  Benjamin F. Garmer, III
Jay O. Rothman
Facsimile:  (414) 297-4900

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms hereof.  All such notices, requests, demands or other communications shall be deemed properly delivered, given and received (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or the first Business Day following such receipt if the transmission is after 5 p.m. Central Time on such date or if the date is not a Business Day) of transmission by telecopy or facsimile or (c) on the date of confirmation of receipt (or the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized overnight courier service.

Section 14.8    Publicity.  Except as may be required by law or by the rules or regulations of any Governmental Entity or securities exchange or as may be permitted by this Agreement, prior to the Closing Date, no party shall, directly or indirectly, make or cause to be made any public announcement or disclosure, or issue any notice, with respect to any of the transactions contemplated hereby without the prior written consent of the other parties, which consent shall not be unreasonably delayed, conditioned or withheld.

Section 14.9    Severability.  If one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be reasonable.  Wherever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under Applicable Law.

Section 14.10    Time is of the Essence.  With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 14.11    Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement including Sections 4.18, 4.20 and 4.21 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of posting bond in the case of Sections 4.18, 4.20 and 4.21, this being in addition to any other remedy to which they are entitled at law or in equity.  The prevailing party in any action commenced under this Section relating to Sections 4.18, 4.20 and 4.21 shall be entitled to receive reasonable attorneys fees and court costs.

Section 14.12    Binding Nature; Assignment.

(a)    The rights of each party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other.  Following the Closing, any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

(b)    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.  The successors and permitted assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 14.12 any right, remedy or claim under or by reason of this Agreement.

Section 14.13    Disclosure Letters.  The Seller Disclosure Letter and the Purchaser Disclosure Letter are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed, and any fact or item disclosed therein shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of the Agreement, and no disclosure in the Seller Disclosure Letter or the Purchaser Disclosure Letter relating to any possible breach or violation of any Contract, Applicable Law or order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  Such additional matters are set forth for informational purposes only.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized corporate officers as of the date first hereinabove written.

TIERONE BANK

By: /s/ Gilbert G. Lundstrom
Name:  Gilbert G. Lundstrom
Title:  Chairman and Chief Executive Officer

TIERONE CORPORATION

By: /s/ Gilbert G. Lundstrom
Name:  Gilbert G. Lundstrom
Title:  Chairman and Chief Executive Officer

GREAT WESTERN BANK

By: /s/ Jeffory Erickson
Name:  Jeffory Erickson
Title:  President and Chief Executive Officer

Branch Purchase Agreement